URS CORPORATION

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of November 15, 2007 and entered into by and among URS CORPORATION, a Delaware corporation (“Company”), THE FINANCIAL INSTITUTIONS PARTY HERETO FROM TIME TO TIME (each individually referred to herein as a “Lender” and collectively as “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as a joint-lead arranger and syndication agent for Lenders (in such capacity, “Syndication Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as a joint-lead arranger (collectively with Morgan Stanley, in such capacity, “Joint-LeadArrangers”) and administrative agent for Lenders (in such capacity, “Administrative Agent”), and Bank of America, N.A., BNP Paribas and The Royal Bank of Scotland plc, as co-documentation agents for Lenders (in such capacity, “Co-Documentation Agents”).

R E C I T A L S

WHEREAS, at the Effective Time (capitalized terms used in these recitals without definition shall have the meanings assigned to such terms in Section 1), (i) Elk Merger Corporation, a Delaware corporation and a wholly-owned Subsidiary of Company (“First Merger Sub”), shall be merged with and into Washington Group International, Inc., a Delaware corporation (“WGII”), pursuant to the Merger Agreement, with WGII being the surviving corporation (the “First Merger”) and becoming a wholly-owned Subsidiary of Company, and (ii) immediately following the First Merger, Company shall cause WGII to merge with and into Bear Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Company (“Second Merger Sub”), pursuant to the Merger Agreement, with Second Merger Sub being the surviving corporation (together with the First Merger, the “Merger”) and continuing its existence as a wholly-owned Subsidiary of Company;

WHEREAS, Lenders, at the request of Company, have agreed to extend certain credit facilities to Company, the proceeds of which will be used (i) together with Cash and Capital Stock of Company, to fund the Acquisition Financing Requirements, and (ii) to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries;

WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of its real, personal and mixed property; and

WHEREAS, Subsidiary Guarantors have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of their real, personal and mixed property;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, Joint-Lead Arrangers, Syndication Agent, Co-Documentation Agents and Administrative Agent agree as follows:

Section 1.  DEFINITIONS

1.1	Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquisition” means the transactions contemplated by the Merger Agreement.

“Acquisition Financing Requirements” means the aggregate of all amounts necessary (i) to finance the purchase price payable in connection with the Acquisition, (ii) to refinance all Indebtedness outstanding under the Existing Credit Agreements, and (iii) to pay Transaction Costs.

“Additional Letter of Credit Facility” and“Additional Letter of Credit Facilities” have the meaning assigned to that term in subsection 3.6.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliated Funds” means Funds that are administered, advised or managed by (i) a single entity or (ii) entities that are Affiliates of each other.

“Agents” means Administrative Agent, Syndication Agent, Co-Documentation Agents, Joint-Lead Arrangers, sub-agents appointed pursuant to subsection 9.1A, Supplemental Collateral Agents and Related Parties.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Agreement” means this Credit Agreement dated as of November 15, 2007.

“Approved Fund” means any Fund that is managed or advised by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that manages or advises a Lender.

“Asset Sale” means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Domestic Subsidiaries of (i) any of the Capital Stock of any of Company’s Subsidiaries (other than any Capital Stock sold to licensed professionals employed by such Subsidiary in order to comply with licensing laws or any Capital Stock sold to qualify directors if required by applicable law) or (ii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) Cash Equivalents, (c) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of bad debt collection, (d) excess, surplus or obsolete property in the ordinary course of business, (e) any sale and leaseback of property entered into within 180 days of the acquisition of such property, and (f) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $10,000,000 or less).

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit XII annexed hereto.

“Attributable Indebtedness”, as applied to any Person, means, with respect to any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of that Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, as of any date of determination, the higher of (i) the Prime Rate or (ii) the rate which is ½ of 1% in excess of the Federal Funds Effective Rate.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease”, as applied to any Person, means (i) any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person and (ii) any secured note evidencing such Person’s obligation to pay all or any part of the purchase price of an asset; provided that the Lien securing such note shall apply only to the asset so acquired and proceeds thereof.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia or any foreign country recognized by the United States that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000 (or the foreign currency equivalent thereof) and (c) has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above and (b) has net assets of not less than $500,000,000.

“Certificate of Merger” means, collectively, (i) the Certificate of Merger dated as of November 15, 2007, merging First Merger Sub with and into WGII, with WGII as the surviving entity, and (ii) the Certificate of Merger dated as of November 15, 2007, merging WGII with and into Second Merger Sub, with Second Merger Sub as the surviving entity, each in the form of an exhibit attached to the Merger Agreement as such certificates may be amended from time to time thereafter to the extent permitted pursuant to subsection 7.12.

“Change in Control” means (i) any Person, either  individually or acting in concert with one or more other Persons, shall have acquired beneficial ownership, directly or indirectly, of Securities of Company (other than Securities convertible into such Securities) representing 40% or more of the combined voting power of all Securities of Company entitled to vote in the election of members of the Governing Body of Company, other than Securities having such power only by reason of the happening of a contingency; or (ii) the occurrence of a change in the composition of the Governing Body of Company such that a majority of the members of any such Governing Body are not Continuing Members.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

“Class”, as applied to Lenders, means each of the following four classes of Lenders:  (i) Lenders having Revolving Loan Exposure, (ii) Lenders having Tranche A Term Loan Exposure, (iii) Lenders having Tranche B Term Loan Exposure, and (iv) Lenders having Tranche C Term Loan Exposure.

“Closing Date” means the date on which the initial Loans are made.

“Co-Documentation Agents” has the meaning assigned to that term in the introduction to this Agreement.

“Collateral” means, (i) during any Stock Pledge Period, all of the Pledged Collateral in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations and (ii) during any Collateral Pledge Period, collectively, all of the real, personal and mixed property, including Pledged Collateral, in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” has the meaning assigned to that term in the Pledge Agreement.

“Collateral Documents” means (i) during any Stock Pledge Period, the Pledge Agreement and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on the Capital Stock of each Subsidiary Guarantor as required thereunder and under this Agreement, and (ii) during any Collateral Pledge Period, the Pledge Agreement, the Foreign Pledge Agreements, the Security Agreement, the Mortgages and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property (including Capital Stock) of that Loan Party as required thereunder and under this Agreement.

“Collateral Pledge Period” means any period during which the Company Debt Rating is Ba2 or lower from Moody’s or BB or lower from S&P.

“Combined Pro Forma EBITDA” means the sum of (i) Consolidated EBITDA for Company and its Subsidiaries for the twelve-month period ended June 29, 2007 plus (ii) Consolidated EBITDA (calculated in accordance with the definition of “Consolidated EBITDA” but substituting WGII for Company) for WGII and its Subsidiaries for the twelve-month period ended June 29, 2007 plus (iii) $52,500,000 (representing the anticipated cost savings to be realized from the combination of the business of Company and WGII).

“Combined Pro Forma Total Debt” means, as at the Closing Date, Consolidated Total Debt of Company, WGII and their respective Subsidiaries after giving effect to the Transaction.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsections 2.1A and 3.3.

“Communications” has the meaning assigned to that term in subsection 10.8.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Company Debt Rating” means, as of any date of determination, Company’s corporate family rating or equivalent rating from Moody’s or Company’s corporate rating or equivalent rating from S&P, as the case may be.

“Company Disclosure Letter” means the letter dated the Closing Date delivered to Administrative Agent by Company containing information with respect to Company and its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit X annexed hereto.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

“Consolidated Current Assets” means, as of any date of determination, the sum of all inventory and accounts receivable of Company and its Subsidiaries determined on a consolidated basis in conformity with GAAP.

“Consolidated Current Liabilities” means, as of any date of determination, all accounts payable of Company and its Subsidiaries determined on a consolidated basis in conformity with GAAP.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) fees, costs and expenses incurred on or prior to the Closing Date in connection with this Agreement, (vii) for the period commencing with the first Fiscal Quarter ending after the consummation of the Transaction through the last Fiscal Quarter of Fiscal Year 2008, $52,500,000 (amortized evenly over each Fiscal Quarter beginning with the first Fiscal Quarter of Fiscal Year 2008 and ending with the last Fiscal Quarter of Fiscal Year 2008) in the aggregate anticipated cost savings to be realized from the combination of the business of Company and WGII, (viii) cash restructuring charges in an amount not to exceed (a) for Fiscal Year 2007, the lesser of (1) the actual cash restructuring charges directly related to the Acquisition and (2) $35,000,000 and (b) for Fiscal Year 2008, the lesser of (1) the actual cash restructuring charges directly related to the Acquisition and (2) $33,000,000, (ix) non-cash restructuring charges incurred by Company and WGII in connection with the Transaction, all as approved by Joint-Lead Arrangers, and (x) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), but only, in the case of clauses (ii)-(x), to the extent deducted in the calculation of Consolidated Net Income, less other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP; provided, however, that all components of Consolidated EBITDA for such period shall include or exclude, as the case may be, without duplication, such components of Consolidated EBITDA attributable to any Permitted Acquisition consummated during such period, the Acquisition if consummated during such period or any business or assets that have been disposed of by Company or any of its Subsidiaries after the first day of such period and prior to the end of such period, in each case as determined on a pro forma basis, in accordance with Regulation S-X promulgated by the Securities and Exchange Commission, or as may be agreed upon by Company and Administrative Agent; and providedfurther, that (a) Consolidated EBITDA for the four Fiscal Quarter period ending December 28, 2007 shall be deemed to be $549,000,000, and (b) Consolidated EBITDA for any four Fiscal Quarter period ending after such date shall be the sum of Consolidated EBITDA for Company and its Subsidiaries and Consolidated EBITDA for WGII and its Subsidiaries (calculated in accordance with this definition as though WGII and its Subsidiaries were “Company and its Subsidiaries” and without duplication of any components of Consolidated EBITDA) for such period.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary, scheduled and mandatory repayments of the Obligations (but only to the extent the funds applied for such purpose are included in the calculations of Consolidated EBITDA, and, in any case, excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitment Amount is permanently reduced in connection with such repayments), (b) voluntary repayments of Capital Leases, (c) scheduled repayments of Consolidated Total Debt, (d) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (e) Consolidated Cash Interest Expense, (f) current taxes based on income of Company and its Subsidiaries and payable in cash with respect to such period, and (g) cash restructuring charges added in the calculation of Consolidated EBITDA pursuant to clause (viii) of the definition thereof and paid in cash during such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in subsection 2.3 payable on or before the Closing Date.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt as at such date to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company, its Subsidiaries and Joint Ventures, on a consolidated basis determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Subsidiary or Joint Venture (other than the MIBRAG Joint Ventures) having directly or indirectly, created, incurred, assumed or otherwise becoming or remaining directly or indirectly liable with respect to any Non-Recourse Indebtedness to the extent such is not actually paid as dividends or distributions, whether directly or indirectly, to any Loan Party, and (ii) (to the extent not included in clause (i) above) any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Tangible Assets” means, as of any date of determination, the total amount of current assets plus net property, plant and equipment of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries (including that portion of Capital Leases classified as a liability on a balance sheet), determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as of any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation in the form of a letter of credit or a guaranty of a specified amount shall be equal to the face amount of the letter of credit or the amount of the obligation so guaranteed or otherwise supported, as the case may be, or, if less, the amount to which such Contingent Obligation is specifically limited.  The amount of any Contingent Obligation which is not in the form of a guaranty of a specified amount shall be equal to the reasonably anticipated maximum amount of such Contingent Obligation as determined by Company in good faith, net of reasonably anticipated insurance, set off and other recovery relating thereto.

“Continuing Member” means, during any period of twelve consecutive months after the Closing Date, any member of the Governing Body of Company who (i) was a member of such Governing Body at the beginning of such twelve-month period or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body at the beginning of such twelve-month period or whose nomination or election was previously so approved.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of a state of the United States, any state thereof or in the District of Columbia.

“Dormant Subsidiaries” means (i) all Foreign Subsidiaries of Company listed on Schedule 1.1 of the Company Disclosure Letter, as such Schedule may be updated from time to time and (ii) all other Foreign Subsidiaries that are either (a) not actively engaged in any business or (b) in the process of being liquidated, dissolved or merged with an Affiliate.

“Effective Time” has the meaning assigned to that term in the Merger Agreement.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) any commercial bank, insurance company, investment or mutual fund or other Person (other than a natural Person) that extends credit or buys loans as one of its businesses; provided that none of Company, any Affiliate of Company, or any Person acting at the direction of, or in concert with, any such Person, shall be an Eligible Assignee.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“ERISA Event” means (i) a “reportable event” described in Section 4043(b) or 4043(c)(1), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan, (ii) the withdrawal of Company, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (iii) the complete or partial withdrawal of Company, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan where the Withdrawal Liability exceeds $5,000,000 (individually or in the aggregate), (iv) notice of reorganization or insolvency of a Multiemployer Plan is received by Company, any of its Subsidiaries or any ERISA Affiliate, (v) the filing of a notice of intent to terminate a Title IV Plan under Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041(e) of ERISA, where such termination constitutes a “distress termination” under Section 4041(c) of ERISA, (vi) the institution of proceedings to terminate a Title IV Plan by the PBGC, (vii) the failure without an appropriate waiver from the IRS to make any required contribution to a Title IV Plan or Multiemployer Plan, (viii) the imposition of a Lien under Section 412 of the Internal Revenue Code or Section 302 of ERISA on Company or any of its Subsidiaries or (ix) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of  any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Eurodollar Rate” means, for any Interest Rate Determination Date, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum obtained by dividing (i) the rate per annum determined by Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition the “Eurodollar Rate” shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).  Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

“Eurodollar Rate Margin” means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans pursuant to subsection 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Rate” means, (i) on the date of issuance, when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of the Issuing Lender of such Letter of Credit in the New York foreign exchange market for the sale of such currency in exchange for Dollars at 12:00 Noon (New York City time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar and (ii) on any date thereafter (as determined in the discretion of Administrative Agent) when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of Administrative Agent in the New York foreign exchange market for the sale of such currency in exchange for Dollars at 12:00 Noon (New York City time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

“Excluded Subsidiaries” means Washington Savannah River Company LLC, a  Delaware limited liability company, Washington Safety Management Solutions LLC, a Delaware limited liability company, WSMS Mid-America, LLC, a Delaware limited liability company, and WSMS-MK, LLC, a Tennessee limited liability company.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Company hereunder (i) taxes that are imposed on the overall net income (however denominated) and franchise taxes imposed in lieu thereof (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any Government Authority solely as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Company is located, and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request of Company under subsection 2.9), any withholding tax that (a) is imposed on amounts payable to such Foreign Lender at the time it becomes a party hereto (or designates a new lending office), (b) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under subsection 2.7B(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Company with respect to such withholding tax pursuant to subsection 2.7B, or (c) is required to be deducted under applicable law from any payment hereunder on the basis of the information provided by such Foreign Lender pursuant to clause (d) of subsection 2.7B(iv).

“Existing Credit Agreements” means (i) that certain Credit Agreement dated as of June 28, 2005 by and among Company, the lenders party thereto, Credit Suisse, New York Branch, as co-lead arranger and administrative agent, Wells Fargo, as co-lead arranger and syndication agent, and Bank of America, N.A. and BNP Paribas, as co-documentation agents, and (ii) that certain Second Amended and Restated Credit Agreement dated as of June 14, 2005 by and among WGII, the lenders party thereto, Credit Suisse, as administrative agent, United Overseas Bank, as documentation agent, and BNP Paribas and LaSalle Bank National Association, as co-syndication agents.

“Existing Letters of Credit” means those letters of credit issued for the account of (i) Company and identified on Schedule 1.2 of the Company Disclosure Letter and (ii) WGII and identified on Schedule 1.2of the Company Disclosure Letter.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(ix).

“First Merger” has the meaning assigned to that term in the recitals to this Agreement.

“First Merger Sub” has the meaning assigned to that term in the recitals to this Agreement.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Permitted Encumbrances, subject to the exceptions set forth therein) and (ii) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of Company and its Subsidiaries ending on the Friday nearest March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on the Friday nearest December 31 of each year.

“Flood Hazard Property” means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Company is resident for tax purposes.  For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pledge Agreement” means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed from time to time after the Closing Date in accordance with subsections 6.7 and 6.10 by Company or any Subsidiary Guarantor that owns Capital Stock of one or more Material Foreign Subsidiaries organized in such country, in form and substance satisfactory to Administrative Agent.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding and Payment Office” means the office of Administrative Agent located at 201 Third Street, 8th Floor, San Francisco, California  94103 or such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

“Funding Date” means the date of the funding of a Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, accounting principles generally accepted in the United States of America as set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements, pronouncements and interpretations of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Granting Lender” has the meaning assigned to that term in subsection 10.1B(iv).

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”,  or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, excluding, in the case of both clauses (a) and (b), accounts payable from Company and Subsidiary Guarantors arising in the ordinary course of business, (v) Attributable Indebtedness, and (vi) all indebtedness of the type described in clauses (i) through (v) above secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is Non-Recourse Indebtedness of that Person.  Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Intellectual Property” means all patents, trademarks, trade names, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each Fiscal Quarter of each Fiscal Year, commencing on December 28, 2007, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, excluding all indebtedness and accounts receivable from that other Person that, (a) in the case of accounts receivable from Persons other than Company and Subsidiary Guarantors, are current assets or arose from sales to that other Person and, (b) in the case of accounts receivable from Company and Subsidiary Guarantors, arose in the ordinary course of business, regardless in the case of subclauses (a) and (b) of how such accounts receivable may be evidenced from time to time or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to the original principal amount of any such Investment (not to exceed the original cost of such Investment plus the cost of all additions thereto)).

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on, or evidence the interest of Administrative Agent and Lenders in, any IP Collateral.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issuing Lender”, with respect to any Revolving Letter of Credit, means the Revolving Lender that agrees or is otherwise obligated to issue such Revolving Letter of Credit, determined as provided in subsection 3.1B(ii).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Joint-Lead Arrangers” has the meaning assigned to that term in the introduction to this Agreement.

“Lender” and “Lenders” means (i) the Persons identified as “Lenders” and listed on the signature pages of this Agreement and (ii) any Person that becomes a “Tranche C Lender” pursuant to subsection 2.1A(v), in each case, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include each Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letter of Credit” or “Letters of Credit” means any letter of credit or similar instrument issued or to be issued by an Issuing Lender for the account of Company or any of its Subsidiaries pursuant to this Agreement for the purpose of supporting (a) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (b) workers’ compensation liabilities of Company or any of its Subsidiaries, (c) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (d) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and (e) documentary, performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in the ordinary course of business; provided that Letters of Credit may not be issued for the purpose of supporting any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code).

 “Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the Loans made by Lenders to Company pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Subsidiary Guaranty and the Collateral Documents.

“Loan Party” means each of Company and any Subsidiary Guarantor (including, as of the Closing Date, WGII and its Subsidiaries executing the Subsidiary Guaranty), and “Loan Parties” means all such Persons, collectively.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse change in the business, assets, condition (financial or otherwise), operations, liabilities (whether contractual, environmental or otherwise), properties or prospects of Company and its Subsidiaries, taken as a whole, or (ii) the material impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations or of Administrative Agent or Lenders to realize on the Collateral.

“Material Domestic Subsidiary” means, as of any date of determination, each Domestic Subsidiary now existing or hereafter acquired or formed by Company which, exclusive of the Subsidiaries of such Domestic Subsidiary, had more than $10,000,000 of revenues for the most recently ended Fiscal Year; provided, however, that (i) a Subsidiary of a Domestic Subsidiary that is the direct or indirect parent of a Material Domestic Subsidiary shall be considered to be a Material Domestic Subsidiary, and (ii) Excluded Subsidiaries shall not be considered to be Material Domestic Subsidiaries.

“Material Foreign Subsidiary” means, as of any date of determination, each Foreign Subsidiary now existing or hereafter acquired or formed by Company which, exclusive of the Subsidiaries of such Foreign Subsidiary, had more than $10,000,000 of revenues for the most recently ended Fiscal Year.

“Material Real Property” means, as of any date of determination, any fee interest in real property of Company or any of its Subsidiaries having a fair market value of $10,000,000 or more.

“Merger” has the meaning assigned to that term in the recitals to this Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger by and among Company, WGII, First Merger Sub and Second Merger Sub dated as of May 27, 2007 in the form delivered to Administrative Agent and Lenders on May 27, 2007.

“MIBRAG Joint Ventures” means each of Mibrag B.V., a company organized and existing under the laws of The Netherlands, and MitteldeutscheBraunkohlengesellschaft GmbH, a company organized and existing under the laws of the Federal Republic of Germany.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley” has the meaning assigned to that term in the introduction to this Agreement.

“Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in such form as may be approved by Administrative Agent in its sole discretion.  “Mortgages” means all such instruments collectively.

“Mortgage Policy” has the meaning assigned to that term in subsection 6.7D.

“Mortgaged Property” has the meaning assigned to that term in subsection 6.7D.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, or to which Company, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Asset Sale Proceeds”, with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party or of any Affiliate of a Loan Party; provided, however, that Net Asset Sale Proceeds shall not include any Cash payments received from any Asset Sale by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of Company) resulting in a material Tax liability to Company.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof; provided, however, that Net Insurance/Condemnation Proceeds shall not include any Cash payments received from any loss by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of Company) resulting in a material Tax liability to Company.

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the  issuance of Capital Stock of or incurrence of Indebtedness by Company or any of its Subsidiaries.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.9.

“Non-Material Subsidiary Guarantor” means any Subsidiary Guarantor which had $10,000,000 or less of revenues for the Fiscal Year most recently ended prior to the date hereof.

“Non-Recourse Indebtedness” means Indebtedness owing to a Person (that is not an Affiliate of Company)  in respect of which the source of repayment is expressly limited to the assets of the obligor with respect to such Indebtedness.

“Notes” means one or more of the Tranche A Term Notes, Tranche B Term Notes, Tranche C Term Notes, Revolving Notes or Swing Line Notes or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Notice of Prepayment” means a notice substantially in the form of Exhibit IV annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Officer” means the president, chief executive officer, an executive vice president, chief financial officer, chief accounting officer, treasurer, controller, general counsel, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” has the meaning assigned to that term in subsection 7.3(viii).

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA and any such Lien relating to or imposed in connection with any Environmental Claim):

(i)  Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii)  statutory Liens of landlords, carriers, warehousemen, utilities, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral on account of such Lien;

(iii)  Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to Deposit Accounts or other funds maintained with a creditor depository institution; provided that (a) such Deposit Account is not a dedicated cash collateral account and is not subject to restriction against access by Company or any of its Subsidiaries owning the affected Deposit Account and (b) such Deposit Account is not intended by Company or any of its Subsidiaries to provide collateral to the depository institution;

(iv)  any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v)  licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations, taken as a whole;

(vi)  easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations, taken as a whole;

(vii)  any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)  Liens arising from filing UCC financing statements relating solely to leases, Capital Leases and junior Liens permitted pursuant to this Agreement;

(ix)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)  any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(xi)  Liens granted pursuant to the Collateral Documents;

(xii)  Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

(xiii)  Liens in favor of United States Government Authorities on Deposit Accounts in connection with auctions conducted on behalf of such Government Authorities in the ordinary course of business; provided that such Liens apply only to the amounts actually obtained from auctions conducted on behalf of such Government Authorities.

“Permitted Senior Indebtedness” means any Indebtedness of Company or any of its Subsidiaries incurred from time to time; provided that (i) the proceeds of such Indebtedness shall be used only for purposes of financing any Permitted Acquisition, (ii) such Indebtedness shall not provide for any scheduled or mandatory payments, prepayments, sinking fund or other repurchase or redemption payments prior to the date which is six months after the later of the Tranche B Term Loan Maturity Date and the Tranche C Term Loan Maturity Date, (iii) the other terms thereof shall not be more adverse to the interests of Lenders than those customarily found in debt of a similar type issued by similar issuers under Rule 144A of the Securities Act or in a public offering as reasonably determined by Administrative Agent, and (iv) both before and after giving effect to the issuance of such Indebtedness, no Event of Default or Potential Event of Default has occurred and is continuing.

“Permitted Subordinated Indebtedness” means any Indebtedness of Company or any of its Subsidiaries incurred from time to time and subordinated in right of payment to the Obligations: provided that (i) the proceeds of such Indebtedness shall be used only for purposes of financing any Permitted Acquisition, (ii) such Indebtedness shall not provide for any scheduled or mandatory payments, prepayments, sinking fund or other repurchase or redemption payments prior to the date which is six months after the later of the Tranche B Term Loan Maturity Date and the Tranche C Term Loan Maturity Date, (iii) the other terms thereof (including the subordination provisions) shall not be more adverse to the interests of Lenders than those customarily found in debt of a similar type issued by similar issuers under Rule 144A of the Securities Act or in a public offering as reasonably determined by Administrative Agent, and (iv) both before and after giving effect to the issuance of such Indebtedness, no Event of Default or Potential Event of Default has occurred and is continuing.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Platform” means an electronic delivery system (which may be provided by Administrative Agent, an Affiliate of Administrative Agent or any Person that is not an Affiliate of Administrative Agent), such as IntraLinks or a substantially similar electronic system.

“Pledge Agreement” means the Pledge Agreement executed and delivered by Company and Subsidiary Guarantors on the Closing Date, substantially in the form of Exhibit XIII annexed hereto.

“Pledged Collateral” means, collectively, all of the Capital Stock and Indebtedness in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Pricing Certificate” means an Officer’s Certificate of Company certifying the Consolidated Leverage Ratio as at the last day of any Fiscal Quarter and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail.

“Primary Syndication” means the period from the Closing Date to the date on which Syndication Agent provides a written notice to Administrative Agent that the primary syndication of the Commitments and Loans has been completed.

“Prime Rate” means the rate that Wells Fargo announces from time to time as its prime lending rate, as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Project” means any construction, engineering, remediation, consulting, demolition, testing, mining, manufacturing, development, operation, maintenance, flight training or other project consisting of the consummation of a transaction or transactions contemplated in a set of Contractual Obligations (including financial documents) with a Governmental Authority, customer, client, sponsor, developer or other Person, including Contractual Obligations for the study, development, design, engineering, construction, equipment procurement, testing, commissioning, completion, remediation, management, operation, insurance, maintenance and repair of certain facilities (at a specified location or locations), resource extraction or performance of certain other works (whether completed or uncompleted), demolition, or any other services.

“Project Assets” means with respect to any bonded Project (i) any assets directly relating to such Project (whether owned or leased), including Project receivables, (ii) Cash and Cash Equivalents, and (iii) any other assets of indemnitors for such Project directly or indirectly relating to bonded Projects and of the type upon which a Lien is customarily granted to sureties in such circumstances; provided, however, that the Capital Stock of a Subsidiary shall not be considered a Project Asset.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loan Commitment or the Tranche A Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche A Term Loan Exposure of that Lender by (b) the aggregate Tranche A Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Tranche B Term Loan Commitment or the Tranche B Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B Term Loan Exposure of that Lender by (b) the aggregate Tranche B Term Loan Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Tranche C Term Loan Commitment or the Tranche C Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche C Term Loan Exposure of that Lender by (b) the aggregate Tranche C Term Loan Exposure of all Lenders, (iv) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Revolving Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (a) the Revolving Loan Exposure of that Lender by (b) the aggregate Revolving Loan Exposure of all Lenders, and (v) for all other purposes with respect to each Lender, the percentage obtained by dividing (a) the sum of the Tranche A Term Loan Exposure of that Lender plus the Tranche B Term Loan Exposure of that Lender plus the Tranche C Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (b) the sum of the aggregate Tranche A Term Loan Exposure of all Lenders plus the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Tranche C Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.  The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii), (iii) and (v) of the preceding sentence will be set forth in an allocation letter delivered to such Lender.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office.

“Real Property Asset” means, as of any date of determination, any interest then owned by any Loan Party in any real property.

“Refunded Swing Line Loans”has the meaning assigned to that term in subsection 2.1A(iv).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Agreements” means, collectively, the Merger Agreement and the Certificate of Merger.

“Related Parties” has the meaning assigned to that term in subsection 9.1A.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Request for Revolving Letter of Credit Issuance” means a request substantially in the form of Exhibit III annexed hereto.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Government Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Class Lenders” means, as of any date of determination, (i) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders, (ii) for the Class of Lenders having Tranche A Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Tranche A Term Loan Exposure of all Lenders, (iii) for the Class of Lenders having Tranche B Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Tranche B Term Loan Exposure of all Lenders, and (iv) for the Class of Lenders having Tranche C Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Tranche C Term Loan Exposure of all Lenders.

“Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate Tranche A Term Loan Exposure of all Lenders plus the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Tranche C Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the chief accounting officer, the treasurer, the controller, the general counsel, any other employee who is a member of the Governing Body of such Person.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, interest on, or fees with respect to, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.  For the avoidance of doubt, no payment with respect to Permitted Senior Indebtedness shall constitute a Restricted Junior Payment.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Letter of Credit” means (i) a Letter of Credit issued pursuant to subsection 3.1 and (ii) the Existing Letters of Credit.

“Revolving Letter of Credit Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Revolving Letter of Credit Usage” means, as of any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Revolving Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Revolving Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.  For purposes of this definition, any amount described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

“Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to Company pursuant to subsection 2.1A(iii), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, as of any date of determination, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means November 15, 2012.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination, (i) prior to the termination of the Revolving Loan Commitments, the amount of that Revolving Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Revolving Lender plus (b) in the event that Revolving Lender is an Issuing Lender, the aggregate Revolving Letter of Credit Usage in respect of all Revolving Letters of Credit issued by that Revolving Lender (in each case net of any participations purchased by other Revolving Lenders in such Revolving Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Revolving Lender in any outstanding Revolving Letters of Credit or any unreimbursed drawings under any Revolving Letters of Credit plus (d) in the event that Revolving Lender is a Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans of that Revolving Lender (net of any assignments thereof deemed purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Revolving Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(iii).

“Revolving Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit V annexed hereto.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies.

“Second Merger Sub” has the meaning assigned to that term in the recitals to this Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered by Company and Subsidiary Guarantors on the Closing Date or from time to time thereafter, substantially in the form of Exhibit XV annexed hereto.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning assigned to that term in subsection 10.1B(iv).

“Stock Pledge Period” means any period during which the Company Debt Rating is higher than Ba2 from Moody’s and higher than BB from S&P.

“Subject Lender” has the meaning assigned to that term in subsection 2.9.

“Subordinated Indebtedness” means (i) any Indebtedness of Company or any of its Subsidiaries incurred from time to time and subordinated in right of payment to the Obligations and (ii) any Permitted Subordinated Indebtedness.

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in no event shall any Joint Venture be considered to be a Subsidiary of any Person.

“Subsidiary Guarantor” means any Material Domestic Subsidiary and any other Domestic Subsidiary that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.7.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by certain existing Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 6.7 substantially in the form of Exhibit XIV annexed hereto.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Surety Acknowledgment” means, collectively, (i) that certain letter of understanding dated as of the date hereof by and between Federal Insurance Company and Administrative Agent, and (ii) that certain letter of understanding dated as of the date hereof by and between American International Companies and Administrative Agent, in each case substantially in the form of Exhibit XVI annexed hereto.

“Swap Counterparty” means any Person that was a Lender or an Affiliate of a Lender at the time it entered into a Hedge Agreement with Company or one of its Subsidiaries, the obligations under which are secured pursuant to the Collateral Documents and guarantied pursuant to the Subsidiary Guaranty.

“Sweep Agreements” means that certain Acceptance of Services or similar agreement, pursuant to which Company agreed to utilize certain cash management accounts and services provided by Wells Fargo or any other Swing Line Lender together with all other agreements and documents referred to therein or otherwise related thereto.

“Swing Line Funding and Payment Office” means (i) in the case of Wells Fargo, the office of Wells Fargo located at 201 Third Street, 8th Floor, San Francisco, California  94103, (ii) in the case of LaSalle Bank National Association, the office of LaSalle Bank National Association located at 135 South LaSalle Street, Chicago, Illinois 60603, and (iii) in any case, such other offices of any Swing Line Lender as may from time to time be hereafter designated as such in a written notice delivered by such Swing Line Lender to Company and each other Lender.

“Swing Line Lenders” means (i) Wells Fargo, (ii) LaSalle Bank National Association or its successor, Bank of America, N.A., and (iii) any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder; provided that there shall be no more than two Swing Line Lenders at any time.

“Swing Line Loan Commitment” means the commitment of a Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iv), and “Swing Line Loan Commitments” means such commitments of all Swing Line Lenders in the aggregate.

“Swing Line Loans” means the Loans made by Swing Line Lenders to Company pursuant to subsection 2.1A(iv).

“Swing Line Notes” means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of any Swing Line Lender, substantially in the form of Exhibit IX annexed hereto.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Synthetic Lease Obligation” means any synthetic lease, off-balance sheet loan or tax retention lease that does not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the borrowed money indebtedness of such Person (without regard to accounting treatment).

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Term Loans” means, collectively, the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans.

“Term Loan Commitments” means, collectively, the Tranche A Term Loan Commitments, the Tranche B Term Loan Commitments and the Tranche C Term Loan Commitments.

“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA, and to which Company, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“Total Utilization of Revolving Loan Commitments” means, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Revolving Letter of Credit Usage.

“Tranche A Term Loan Commitment” means the commitment of a Lender to make a Tranche A Term Loan to Company pursuant to subsection 2.1A(i), and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche A Term Loan Exposure”, with respect to any Lender, means, as of any date of determination, (i) prior to the funding of the Tranche A Term Loans, the amount of that Lender’s Tranche A Term Loan Commitment, and (ii), after the funding of the Tranche A Term Loans, the outstanding principal amount of the Tranche A Term Loan of that Lender.

“Tranche A Term Loan Maturity Date” means November 15, 2012.

“Tranche A Term Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

“Tranche A Term Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Tranche A Term Loans of any Lenders, substantially in the form of Exhibit VI annexed hereto.

“Tranche B Term Loan Commitment” means the commitment of a Lender to make a Tranche B Term Loan to Company pursuant to subsection 2.1A(ii), and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche B Term Loan Exposure”, with respect to any Lender, means, as of any date of determination, (i) prior to the funding of the Tranche B Term Loans, the amount of that Lender’s Tranche B Term Loan Commitment and (ii) after the funding of the Tranche B Term Loans, the outstanding principal amount of the Tranche B Term Loan of that Lender.

“Tranche B Term Loan Maturity Date” means May 15, 2013.

“Tranche B Term Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(ii).

“Tranche B Term Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Tranche B Term Loans of any Lenders, substantially in the form of Exhibit VII annexed hereto.

“Tranche C Lender” has the meaning assigned to that term in subsection 2.1A(v).

“Tranche C Term Loan Commitment” means, from and after the Tranche C Term Loan Commitment Effective Date, the commitment of a Lender to make a Tranche C Term Loan to Company pursuant to subsection 2.1A(v), and “Tranche C Term Loan Commitments” means such commitments of all Lenders in the aggregate; provided that the amount of the Tranche C Term Loan Commitment of each Tranche C Lender shall be adjusted to give effect to any assignment of such Tranche C Term Loan Commitment pursuant to subsection 10.1B.

“Tranche C Term Loan Commitment Effective Date” has the meaning assigned to that term in subsection 2.1A(v).

“Tranche C Term Loan Exposure”, with respect to any Lender, means, as of any date of determination, (i) prior to the funding of the Tranche C Term Loans, the amount of that Lender’s Tranche C Term Loan Commitment and (ii) after the funding of the Tranche C Term Loans, the outstanding principal amount of the Tranche C Term Loan of that Lender.

“Tranche C Term Loan Maturity Date” means the maturity date of Tranche C Term Loans determined on the Tranche C Term Loan Commitment Effective Date.

“Tranche C Term Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(v).

“Tranche C Term Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Tranche C Term Loans of any Lenders, substantially in the form of Exhibit VIII annexed hereto.

“Transaction” means the Acquisition, Merger, refinancing of all Indebtedness outstanding under the Existing Credit Agreements and other related transactions.

“Transaction Costs” means the fees, costs and expenses incurred by Company on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, as of any date of determination, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“Wells Fargo” has the meaning assigned to that term in the introduction to this Agreement.

“WGII” has the meaning assigned to that term in the recitals to this Agreement.

“Withdrawal Liability” means, with respect to Company or any of its Subsidiaries, as of any date of determination, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA.

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Consolidated financial statements and other information required to be delivered by Company to Lenders pursuant to and in accordance with clauses (ii), (iii) and (ix) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation).  Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3.  If at any time any change in GAAP would affect the computation of any financial ratio or covenant set forth in Section 7, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or covenant shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements as shall be reasonably necessary to determine compliance with such ratio or covenant.

1.3	Other Definitional Provisions and Rules of Construction.

A.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.  References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C.  The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D.  Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

Section 2.  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Making of Loans; the Register; Optional Notes.

A.  Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i), 2.1A(ii) and 2.1A(iii) and each Swing Line Lender hereby severally agrees to make the Swing Line Loans as described in subsection 2.1A(iv).

(i)  Tranche A Term Loans.  Each Lender that has a Tranche A Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount in Dollars not exceeding its Pro Rata Share of the aggregate amount of the Tranche A Term Loan Commitments to be used for the purposes identified in subsection 2.5A.  The amount of each Lender’s Tranche A Term Loan Commitment will be set forth in an allocation letter delivered to such Lender and the aggregate amount of the Tranche A Term Loan Commitments is $1,100,000,000; provided that the amount of the Tranche A Term Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Tranche A Term Loan Commitment pursuant to subsection 10.1B.  Company may make only one borrowing under the Tranche A Term Loan Commitments.  Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

(ii)  Tranche B Term Loans.  Each Lender that has a Tranche B Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount in Dollars not exceeding its Pro Rata Share of the aggregate amount of the Tranche B Term Loan Commitments to be used for the purposes identified in subsection 2.5A.  The amount of each Lender’s Tranche B Term Loan Commitment will be set forth in an allocation letter delivered to such Lender and the aggregate amount of the Tranche B Term Loan Commitments is $300,000,000; provided that the amount of the Tranche B Term Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Tranche B Term Loan Commitment pursuant to subsection 10.1B.  Company may make only one borrowing under the Tranche B Term Loan Commitments.  Amounts borrowed under this subsection 2.1A(ii) and subsequently repaid or prepaid may not be reborrowed.

(iii)  Revolving Loans.  Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount in Dollars not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B.  The original amount of each Revolving Lender’s Revolving Loan Commitment will be set forth in an allocation letter delivered to such Lender and the original Revolving Loan Commitment Amount is $700,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4.  Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.  Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.  In addition, for purposes of  determining the amount available under the Revolving Loan Commitments, Administrative Agent shall assume that the aggregate outstanding principal amount of Swing Line Loans of any Swing Line Lender other than Wells Fargo is equal to the aggregate amount of the Swing Line Loan Commitment of such other Swing Line Lender.

(iv)  Swing Line Loans.

(a)  General Provisions.  Each Swing Line Lender hereby severally agrees, subject to the limitations set forth in the last sentence of subsection 2.1A(iii) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with each Swing Line Lender’s outstanding Revolving Loans and each Swing Line Lender’s Pro Rata Share of the Revolving Letter of Credit Usage then in effect, may exceed such Swing Line Lender’s Revolving Loan Commitment.  The original amount of each Swing Line Lender’s Swing Line Loan Commitment is $25,000,000 and the original amount of the Swing Line Loan Commitments is $50,000,000; provided that should a Swing Line Lender (other than Wells Fargo) be terminated, Wells Fargo’s Swing Line Loan Commitment shall be increased to $50,000,000; providedfurther, that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Company, Administrative Agent or any Swing Line Lender.  In the event that there are two Swing Line Lenders at the time of such reduction, the Swing Line Loan Commitments of such Swing Line Lenders shall be reduced on a prorata basis.  The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(iv) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

(b)  Swing Line Loan Prepayment with Proceeds of Revolving Loans.  With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), any Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Company) requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans of such Swing Line Lender (the “Refunded Swing Line Loans”) outstanding on the date such notice is given.  Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than such Swing Line Lender shall be immediately delivered by Administrative Agent to such Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, such Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by such Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of such Swing Line Lender but shall instead constitute part of such Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of such Swing Line Lender.  If any portion of any such amount paid (or deemed to be paid) to such Swing Line Lender should be recovered by or on behalf of Company from such Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

(c)  Swing Line Loan Assignments.  On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share.  If for any reason (1) Revolving Loans are not made upon the request of any Swing Line Lender through Administrative Agent as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to such Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from such Swing Line Lender through Administrative Agent as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2) immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan together with accrued interest thereon.  Upon one Business Day’s notice from such Swing Line Lender to Administrative Agent which shall be immediately delivered by Administrative Agent to each Revolving Lender, each Revolving Lender shall deliver to such Swing Line Lender such amount in same day funds at the Funding and Payment Office.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of such Swing Line Lender in form and substance reasonably satisfactory to such Swing Line Lender.  In the event any Revolving Lender fails to make available to any Swing Line Lender any amount as provided in this paragraph, such Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  In the event any Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of assignments as provided in this paragraph, such Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

(d)  Revolving Lenders’ Obligations.  Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iv)(b) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against any Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) the occurrence of any Material Adverse Effect; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (y) such Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (z) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

(e)  Accounts Maintained with Swing Line Lenders.

(1)  So long as any Sweep Agreement between Company and a Swing Line Lender is in full force and effect, Company and such Swing Line Lender may utilize procedures agreed to and set forth in the Sweep Agreement by which Company may request and such Swing Line Lender may disburse Swing Line Loans, including crediting one or more of Company’s deposit accounts with the proceeds of Swing Line Loans and debiting one or more of Company’s deposit accounts and applying the proceeds of such debits to repay outstanding Swing Line Loans, all pursuant to the terms and provisions of the Sweep Agreement.  Administrative Agent and Lenders hereby acknowledge and agree that such Swing Line Lender may utilize any such procedures agreed upon by Company and such Swing Line Lender even though such procedures are different than the procedures set forth in subsection 2.1A(iv)(e)(2) and 2.1B and do not require Company to provide a Notice of Borrowing.

(2)  If at any time the amounts to be drawn on (A) that certain concentration account of Company maintained with Wells Fargo as a Swing Line Lender (and regardless of whether Company maintains a Sweep Agreement with Wells Fargo as a Swing Line Lender) or (B) that certain concentration account of Company maintained with LaSalle Bank National Association, or its successor, Bank of America, N.A., as a Swing Line Lender shall exceed the funds deposited in such account, (1) Company shall be deemed to have delivered a timely executed Notice of Borrowing to such Swing Line Lender requesting such Swing Line Lender to make a Swing Line Loan in an amount equal to the amount of such shortfall, and (2) such Swing Line Lender shall make a Swing Line Loan to Company in the amount of such shortfall, the proceeds of which shall be deposited into such account and shall be deemed to have been applied to eliminate such shortfall prior to such draws being made; provided that so long as any Swing Line Loans of such Swing Line Lender are outstanding pursuant to this subsection, all funds on deposit in such account shall be applied on a daily basis to the prepayment of the then aggregate outstanding principal amount of such Swing Line Loans until such Swing Line Loans have been prepaid in full.

(v)  Tranche C Term Loan Commitments.  Company may, at any time from and after the Closing Date but prior to the fourth anniversary of the Closing Date, request an increase in the then effective aggregate principal amount of the Term Loan Commitments; provided that (a) the aggregate principal amount of the Tranche C Term Loan Commitments pursuant to this subsection 2.1A(v) shall not exceed $300,000,000, (b) Company shall execute and deliver such documents and instruments and take such other actions as may be reasonably requested by Administrative Agent in connection with such Tranche C Term Loan Commitments, (c) no Potential Event of Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such Tranche C Term Loan Commitments, (d) Company and its Subsidiaries shall be in compliance, on a pro forma basis, with each of the financial covenants specified in subsection 7.6 as of the last day of the most recently ended Fiscal Quarter before and after giving effect to such Tranche C Term Loan Commitments; (e) the Tranche C Term Loans made under this subsection 2.1A(v) shall have a maturity date no earlier than the Tranche B Term Loan Maturity Date and shall have a weighted average life to maturity no earlier than the weighted average life to maturity applicable to the Tranche B Term Loans made under subsection 2.1A(ii), and (f) all other terms and conditions with respect to the Tranche C Term Loans made pursuant to this subsection 2.1A(v) (other than pricing) shall be reasonably acceptable to Administrative Agent.  The request under this subsection 2.1A(v) shall be submitted by Company to Administrative Agent (which shall promptly forward copies to all existing Lenders).

At the time of sending such request, Company (in consultation with Administrative Agent) shall specify the time period within which each existing Lender is requested to respond (which in no event shall be more than ten Business Days from the date of delivery of such request).  Company may also specify any fees offered to those existing Lenders or new lenders (collectively, the “Tranche C Lenders”) which agree to make a Tranche C Term Loan Commitment, which fees may be variable based upon the amount of any such Tranche C Lender’s Tranche C Term Loan Commitment.  No existing Lender shall have any obligation, express or implied, to make any Tranche C Term Loan Commitment.  Only the consent of each Tranche C Lender shall be required for an increase in the aggregate principal amount of the Term Loan Commitments pursuant to this subsection 2.1A(v).  No existing Lender which declines to make a Tranche C Term Loan Commitment may be replaced with respect to its existing Commitment as a result thereof without such Lender’s consent.

Each existing Lender that has agreed to make a Tranche C Term Loan Commitment shall notify Administrative Agent within the time period specified above of the amount of the proposed Tranche C Term Loan Commitment that it is willing to make and Company shall accept the offered amount of each such existing Lender up to such existing Lender’s Pro Rata Share of the aggregate amount of the Tranche C Term Loan Commitments as in effect prior to giving effect to any Tranche C Term Loan Commitment.  In the event that the Tranche C Term Loan Commitments of the existing Lenders accepted by Company are less than the amount of the requested increase in the Term Loan Commitments, Company may accept some or all of the offered amounts of each existing Lender in excess of such Lenders’ Pro Rata Share or designate new lenders that qualify as Eligible Assignees and that are reasonably acceptable to Administrative Agent as additional Tranche C Lenders hereunder in accordance with this subsection 2.1A(v).  Subject to the rights of the existing Lenders set forth above, Company and Administrative Agent shall have discretion jointly to adjust the allocation of the aggregate principal amount of the Tranche C Term Loan Commitments among Tranche C Lenders.

Subject to the foregoing, the increase in the Term Loan Commitments requested by Company shall be effective (the “Tranche C Term Loan Commitment Effective Date”) upon delivery to Administrative Agent of each of the following documents:  (i) an originally executed copy of an instrument of joinder signed by a duly authorized officer of each Tranche C Lender, in form and substance reasonably acceptable to Administrative Agent, setting forth, among other things, the interest rate, maturity date and amortization schedule of Tranche C Term Loans; (ii) a Notice of Borrowing, signed by a duly authorized officer of Company; (iii) an Officer’s Certificate of Company, in form and substance reasonably acceptable to Administrative Agent as to the authority of the officer executing the instrument of joinder on behalf of Company and all conditions to such increase having been satisfied; (iv) to the extent requested by any Tranche C Lender, executed Tranche C Term Notes issued by Company in accordance with subsection 2.1E; and (v) any other certificates or documents that Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent.  The Tranche C Term Loan Commitments shall be in a principal amount equal to (A) the principal amount of Tranche C Term Loan Commitments made by existing Lenders and accepted by Company in accordance with this subsection 2.1A(v) plus (B) the principal amount of Tranche C Term Loan Commitments made by additional Tranche C Lenders, in either case as adjusted by Company and Administrative Agent pursuant to this subsection 2.1A(v).  Upon effectiveness of such increase, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Tranche C Term Loan Commitments.  Notwithstanding anything to the contrary in subsection 10.6, Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to the Tranche C Term Loan Commitments pursuant to this subsection 2.1A(v).

B.  Borrowing Mechanics.  Loans made as Base Rate Loans on any Funding Date (other than Swing Line Loans, Revolving Loans made pursuant to a request by any Swing Line Lender pursuant to subsection 2.1A(iv) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount.  Loans made as Eurodollar Rate Loans on any Funding Date with a particular Interest Period shall be in an aggregate minimum amount equal to or in excess of $5,000,000.  Swing Line Loans made on any Funding Date may be in any aggregate amount.  Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 2:00 P.M. (New York City time) at least (i) three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or (ii) one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan).  Whenever Company desires that any Swing Line Lender make a Swing Line Loan (other than pursuant to subsection 2.1A(iv)(e)), it shall deliver to such Swing Line Lender at the Swing Line Funding and Payment Office a duly executed Notice of Borrowing no later than 2:00 P.M. (New York City time) on the proposed Funding Date.  Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D.  In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent (or in the case of Swing Line Loans, such Swing Line Lender) telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent (and such Swing Line Lender, in the case of Swing Line Loans) on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender (including any Swing Line Lender) shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent (or any Swing Line Lender, as applicable) believes in good faith to have been given by an Officer or other Person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Company shall notify Administrative Agent (or, in the case of Swing Line Loans, an applicable Swing Line Lender) prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct in all material respects as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the date such Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, is delivered and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

Notwithstanding the foregoing provisions of this subsection 2.1B, no initial Tranche B Term Loans may be made as Eurodollar Rate Loans and no Tranche B Term Loans may be converted into a Eurodollar Rate Loan until the third Business Day after the Closing Date.

C.  Disbursement of Funds.  All Term Loans and Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested or Pro Rata Share of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan.  Each such Lender shall make the amount of its Loan available to Administrative Agent at the Funding and Payment Office not later than 12:00 Noon (New York City time) on the applicable Funding Date in same day funds in Dollars.  Except as provided in subsection 2.1A(iv) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Revolving Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account designated by Company in the applicable Notice of Borrowing.

Promptly after receipt by any Swing Line Lender of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), such Swing Line Lender shall make the amount of its Swing Line Loan available to Company not later than 2:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Swing Line Funding and Payment Office.  Except as set forth in subsection 2.1A(iv)(e), such Swing Line Lender shall make the proceeds of any Swing Line Loan available to Company on the applicable Funding Date by causing an amount of same day funds, in Dollars, equal to the proceeds of such Swing Line Loan to be credited to the account designated by Company in the applicable Notice of Borrowing.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans.  Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D.  The Register.  Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company and any Joint-Lead Arranger upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Tranche A Term Loan Commitment, Tranche B Term Loan Commitment, Tranche C Term Loan Commitment,  Revolving Loan Commitment, Swing Line Loan Commitment, Tranche A Term Loan, Tranche B Term Loan, Tranche C Term Loan, Revolving Loans and Swing Line Loans of each Lender from time to time (the “Register”).  Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.  Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records.  Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E.  Optional Notes.  If so requested by any Lender by written notice to Company at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Revolving Loans, Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans or Swing Line Loans, substantially in the form of Exhibit V, Exhibit VI, Exhibit VII, Exhibit VIII, and Exhibit IX, annexed hereto, respectively, with appropriate insertions.

2.2	Interest on the Loans.

A.  Rate of Interest.  Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate.  Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate.  The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D; provided, however, that Loans made on the Closing Date shall be Base Rate Loans.  If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i)  Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Tranche A Term Loans and the Revolving Loans shall bear interest through maturity as follows:

(a)  if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv); or

(b)  if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv):

	Consolidated Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin
Greater than Or equal to	3.5:1.0	2.25%	1.25%
Greater than or equal to but less than	2.5:1.0 3.5:1.0	2.00%	1.00%
Greater than or equal to but less than	2.0:1.0 2.5:1.0	1.75%	0.75%
Greater than or equal to but less than	1.5:1.0 2.0:1.0	1.25%	0.25%
Less than	1.5:1.0	1.00%	0%

; provided that until the delivery of the first Pricing Certificate after the six-month anniversary of the Closing Date, the applicable margin for Tranche A Term Loans and Revolving Loans that are Eurodollar Rate Loans shall be 2.00% per annum and for Tranche A Term Loans and Revolving Loans that are Base Rate Loans shall be 1.00% per annum.

(ii)  Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Tranche B Term Loans shall bear interest through maturity as follows:

(a)  if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv); or

(b)  if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv):

	Consolidated Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin
Greater than or equal to	2.5:1.0	2.75%	1.75%
Greater than but less than	2.0:1.0 2.5:1.0	2.50%	1.50%
Less than or equal to	2.0:1.0	2.25%	1.25%

; provided that until the delivery of the first Pricing Certificate after the six-month anniversary of the Closing Date, the applicable margin for Tranche B Term Loans that are Eurodollar Rate Loans shall be 2.75% per annum and for Tranche B Term Loans that are Base Rate Loans shall be 1.75% per annum.

(iii)  Upon delivery of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the Base Rate Margin and the Eurodollar Rate Margin shall be adjusted, such adjustment to become effective on the third succeeding Business Day following the receipt by Administrative Agent of such Pricing Certificate (subject to the provisions of the foregoing clauses (i) and (ii)); provided that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Pricing Certificate was required to be delivered until the third Business Day succeeding delivery of such Pricing Certificate, the applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

(iv)  Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin for Revolving Loans minus a rate equal to the commitment fee percentage then in effect as determined pursuant to subsection 2.3A.

B.  Interest Periods.  In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three, six or, if deposits in the interbank Eurodollar market are generally available for such period (as determined by each Lender making, converting to or continuing such Eurodollar Rate Loan), nine or twelve-month period; provided that:

(i)  the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii)  in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)  if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next  preceding Business Day;

(iv)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v)  no Interest Period with respect to any portion of the Tranche A Term Loans shall extend beyond the Tranche A Term Loan Maturity Date, no Interest Period with respect to any portion of the Tranche B Term Loans shall extend beyond the Tranche B Term Loan Maturity Date, no Interest Period with respect to any portion of the Tranche C Term Loans shall extend beyond the Tranche C Term Loan Maturity Date, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi)  no Interest Period with respect to any type of Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of such type of Term Loans unless the sum of (a) the aggregate principal amount of such type of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such type of Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such type of Term Loans on such date;

(vii)  there shall be no more than ten Interest Periods outstanding at any time; and

(viii)  in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

C.  Interest Payments.  Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid), and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D.  Conversion or Continuation.  Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans equal to or in excess of $5,000,000 or all or any part of its outstanding Revolving Loans equal to $5,000,000 and multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan that is a Term Loan, to continue all or any portion of such Loan equal to or in excess of $5,000,000 as a Eurodollar Rate Loan or upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan that is a Revolving Loan, to continue all or any portion of such Loan equal to $5,000,000 and multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 2:00 P.M. (New York City time) at least (i) one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) or (ii) three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.  Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to effect a conversion or continuation in accordance therewith.

E.  Default Rate.  From and after the occurrence and during the continuation of any Event of Default, upon notice by Administrative Agent at the direction of Requisite Lenders, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand by Administrative Agent at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F.  Computation of Interest.  Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G.  Maximum Rate.  Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3	Fees.

A.  Commitment Fees.  Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitment Amount over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Revolving Letter of Credit Usage multiplied by a rate per annum equal to the percentage set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv):

Consolidated Leverage Ratio	Commitment Fee Percentage
3.5:1.0 or greater	0.500%
2.0:1.0 or greater but less than 3.5:1.0	0.375%
Less than 2.0:1.0	0.250%

, such commitment fees to be calculated on the basis of a 365/366-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each of each Fiscal Quarter of each Fiscal Year, commencing on December 28, 2007, and on the Revolving Loan Commitment Termination Date; provided that until the delivery of the first Pricing Certificate after the six-month anniversary of the Closing Date, the applicable commitment fee percentage shall be 0.375% per annum.  Upon delivery of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the applicable commitment fee percentage shall be adjusted, such adjustment to become effective on the third succeeding Business Day following the receipt by Administrative Agent of such Pricing Certificate; provided that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Pricing Certificate was required to be delivered until delivery of such Pricing Certificate, the applicable commitment fee percentage shall be the maximum percentage amount set forth above.

B.  Other Fees.  Company agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent.

2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty.

A.  Scheduled Payments of Term Loans.

(i)  Scheduled Payments of Tranche A Term Loans.  Company shall make principal payments on the Tranche A Term Loans in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment
December 28, 2007	$13,750,000
March 28, 2008	$13,750,000
June 27, 2008	$13,750,000
September 26, 2008	$13,750,000
January 2, 2009	$13,750,000
April 3, 2009	$13,750,000
July 3, 2009	$13,750,000
October 2, 2009	$13,750,000
January 1, 2010	$27,500,000
April 2, 2010	$27,500,000
July 2, 2010	$27,500,000
October 1, 2010	$27,500,000
December 31, 2010	$27,500,000
April 1, 2011	$27,500,000
July 1, 2011	$27,500,000
September 30, 2011	$27,500,000
December 30, 2011	$192,500,000
March 30, 2012	$192,500,000
June 29, 2012	$192,500,000
Tranche A Term Loan Maturity Date	$192,500,000

; provided that the scheduled installments of principal of the Tranche A Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans in accordance with subsection 2.4B(iv); and provided further, that the Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than the Tranche A Term Loan Maturity Date, and the final installment payable by Company in respect of the Tranche A Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche A Term Loans.

(ii)  Scheduled Payments of Tranche B Term Loans.  Company shall make principal payments on the Tranche B Term Loans in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment
December 28, 2007	$750,000
March 28, 2008	$750,000
June 27, 2008	$750,000
September 26, 2008	$750,000
January 2, 2009	$750,000
April 3, 2009	$750,000
July 3, 2009	$750,000
October 2, 2009	$750,000
January 1, 2010	$750,000
April 2, 2010	$750,000
July 2, 2010	$750,000
October 1, 2010	$750,000
December 31, 2010	$750,000
April 1, 2011	$750,000
July 1, 2011	$750,000
September 30, 2011	$750,000
December 30, 2011	$750,000
March 30, 2012	$750,000
June 29, 2012	$71,625,000
September 28, 2012	$71,625,000
December 28, 2012	$71,625,000
Tranche B Term Loan Maturity Date	$71,625,000

; provided that the scheduled installments of principal of the Tranche B Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with subsection 2.4B(iv); and provided further, that the Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than the Tranche B Term Loan Maturity Date, and the final installment payable by Company in respect of the Tranche B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche B Term Loans.

B.  Prepayments and Unscheduled Reductions in Revolving Loan Commitments.

(i)  Voluntary Prepayments.  Company may, upon written or telephonic notice to any Swing Line Lender on or prior to 2:00 P.M. (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan of that Swing Line Lender on any Business Day in whole or in part in any aggregate amount.  Company may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 2:00 P.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay, without premium or penalty (except as provided in subsection 2.6D), any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount.  All written notices delivered pursuant to this subsection 2.4B(i) shall be in the form of a Notice of Prepayment and all notices whether written or telephonic delivered pursuant to this subsection 2.4B(i) shall be irrevocable, and once given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii)  Voluntary Reductions of Revolving Loan Commitments.  Company may, upon not less than five Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $2,000,000 and multiples of $500,000 in excess of that amount.  Company’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share.  In addition, Company may, upon not less than five Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Swing Line Loan Commitment; provided that any such partial reduction of the Swing Line Loan Commitment shall be in an aggregate minimum amount of $2,000,000 and multiples of $500,000 in excess of that amount.  Company’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company’s notice and shall reduce the amount of the Swing Line Loan Commitment of each Swing Line Lender proportionately.

(iii)  Mandatory Prepayments.  The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:

(a)  Prepayments From Net Asset Sale Proceeds.  No later than the fifth Business Day following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall either (1) prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds or (2), so long as no Potential Event of Default or Event of Default shall have occurred and be continuing and to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the date of determination do not exceed $50,000,000, deliver to Administrative Agent an Officer’s Certificate setting forth (A) that portion of such Net Asset Sale Proceeds that Company or such Subsidiary intends to (x) reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries or reasonably similar or related to the nature or type of property and assets of Company and its Subsidiaries or (y) invest in a Person having property or assets of a similar nature or type as, or engaged in a similar business as, Company and its Subsidiaries, in each case within 365 days of such date of receipt and (B) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes.  In addition, Company shall, no later than 365 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans in the full amount of all such Net Asset Sale Proceeds.

(b)  Prepayments from Net Insurance/Condemnation Proceeds.  No later than the fifth Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans pursuant to the provisions of subsection 6.4C, Company shall prepay the Loans in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

(c)  Prepayments Due to Issuance of Equity Securities.  No later than the fifth Business Days following the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Company or of any Subsidiary of Company (other than (1) the issuance of such Capital Stock (A) to finance a Permitted Acquisition, (B) to directors and employees of Company and its Subsidiaries pursuant to written employee benefit plans approved by Company’s Governing Body and pursuant to the exercise of options or warrants issued under any such plan, (C) to Company or any of its Subsidiaries, (D) to qualify members of a Governing Body of any such Subsidiary if required by applicable law or (E) on a pro rata basis to the equity holders of a non-wholly owned Subsidiary; or (2) any capital contribution to Company or any Subsidiary of Company by any holder of Capital Stock thereof after the Closing Date), Company shall prepay the Loans in an aggregate amount equal to 50% of such Net Securities Proceeds; provided that (A) such percentage shall be reduced to 0% if the Consolidated Leverage Ratio as of the last day of the immediately preceding four-Fiscal Quarter period is less than 2.50:1.00 and (B) such percentage shall equal 100% at any time after the occurrence and during the continuance of an Event of Default.

(d)  Prepayments Due to Issuance of Indebtedness.  No later than the fifth Business Day following the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Company or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1, Company shall prepay the Loans in an aggregate amount equal to 100% of such Net Securities Proceeds; provided that (A) such percentage shall be reduced to 50% if the Consolidated Leverage Ratio as of the last day of the immediately preceding four-Fiscal Quarter period is less than 2.50:1.00 and (B) such percentage shall equal 100% at any time after the occurrence and during the continuance of an Event of Default.

(e)  Prepayments from Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2008), Company shall, no later than 100 days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow; provided that (A) such percentage shall be reduced to 0% if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is less than 2.50:1.00 and (B) such percentage shall equal 100% at any time after the occurrence and during the continuance of an Event of Default.

(f)  Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations.  Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(e), Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment.  In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

(g)  Prepayments Due to Reductions of Revolving Loan Commitment Amount.  Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Revolving Loans, Cash collateralize any outstanding Revolving Letters of Credit by depositing the requisite amount in the Collateral Account) to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect.  For purposes of calculating the Total Utilization of Revolving Loan Commitments, any Revolving Letters of Credit denominated in a currency other than Dollars shall be valued by Administrative Agent based on the applicable Exchange Rate for such currency as of the applicable date of determination once per calendar quarter or at such other times as reasonably determined by Administrative Agent.

(iv)  Application of Prepayments.

(a)  Application of Voluntary Prepayments by Type of Loans and Order of Maturity.  Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first, to repay outstanding Swing Line Loans to the full extent thereof, second, to repay outstanding Revolving Loans to the full extent thereof and third, to repay outstanding Term Loans to the full extent thereof.  Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to prepay the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and to reduce the scheduled installments of principal of the Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans in forward chronological order.

(b)  Application of Mandatory Prepayments by Type of Loans.  Except as provided in subsection 2.4D, any amount required to be applied as a mandatory prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(f) shall be applied first to prepay the Term Loans to the full extent thereof, second, to the extent of any remaining portion of such amount, to prepay the Swing Line Loans to the full extent thereof, and third, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof.

(c)  Application of Mandatory Prepayments of Term Loans to Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans and the Scheduled Installments of Principal Thereof.  Except as provided in subsection 2.4D, any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to prepay the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans on a prorata basis (in accordance with the respective outstanding principal amounts thereof) and shall be applied on a prorata basis (in accordance with the respective outstanding principal amounts thereof) to each scheduled installment of principal of the Tranche A Term Loans, the Tranche B Term Loans or the Tranche C Term Loans, as the case may be, that is unpaid at the time of such prepayment. Notwithstanding the foregoing, in the case of any mandatory prepayment of the Tranche B Term Loans or the Tranche C Term Loans, Lenders of the Tranche B Term Loans and the Tranche C Term Loans may waive the right to receive the amount of such mandatory prepayment of the Tranche B Term Loans or Tranche C Term Loans, as the case may be.  If any Lender or Lenders elect to waive the right to receive the amount of such mandatory prepayment, 50% of the amount that otherwise would have been applied to mandatorily prepay the Tranche B Term Loans or the Tranche C Term Loans, as the case may be, of such Lender or Lenders shall be applied instead to the further prepayment of the Tranche A Term Loans to the extent any are then outstanding.

(d)  Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans.  Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

C.  General Provisions Regarding Payments.

(i)  Manner and Time of Payment.  All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 P.M. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

(ii)  Application of Payments to Principal and Interest.  Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii)  Apportionment of Payments.  Aggregate principal and interest payments in respect of the Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares; provided that all payments in respect of Revolving Loans shall first be applied in the following priority to repay any amount owing to (a) first, Swing Line Lenders proportionately to the aggregate outstanding principal amount of the Swing Line Loans of each Swing Line Lender due to the failure of any Revolving Lender to (1) fund a Revolving Loan for the purpose of repaying any Refunded Swing Line Loan pursuant to subsection 2.1A(iv)(b) or (2) purchase an assignment of an unpaid Swing Line Loan pursuant to subsection 2.1A(iv)(c), and (b) second, Issuing Lender due to the failure of any Revolving Lender to (1) fund a Revolving Loan for the purpose of repaying any unreimbursed amounts of a drawing under a Revolving Letter of Credit pursuant to subsection 3.3B or (2) fund a participation in any such unreimbursed Revolving Letter of Credit drawing pursuant to subsection 3.3C.  Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2.  Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv)  Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v)  Notation of Payment.  Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

D.  Application of Proceeds of Collateral and Payments after Event of Default.

Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from Company, any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral (unless Requisite Lenders direct Administrative Agent to apply such proceeds in full or in part), and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i)  to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3 and reasonable compensation to Administrative Agent’s agents and counsel), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii)  thereafter, to the payment of all other Obligations and obligations of Loan Parties under any Hedge Agreement between a Loan Party and a Swap Counterparty for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii)); and

(iii)  thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5	Use of Proceeds.

A.  Term Loans.  The proceeds of the Tranche A Term Loans and Tranche B Term Loans shall be applied by Company to fund the Acquisition Financing Requirements.  The proceeds of the Tranche C Term Loans shall be applied by Company for working capital and other general corporate purposes.

B.  Revolving Loans; Swing Line Loans.  The proceeds of any Revolving Loans in the amount not exceeding $50,000,000 may be applied by Company to fund the Acquisition Financing Requirements.  The proceeds of any remaining Revolving Loans and any Swing Line Loans shall be applied by Company for working capital and other general corporate purposes.

C.  Margin Regulations.  No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6	Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A.  Determination of Applicable Interest Rate.  On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

B.  Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Eurodollar Rate,” Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C.  Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or

(ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D.  Compensation For Breakage or Non-Commencement of Interest Periods.  Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any reasonable loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain:  (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan, does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i) or 2.4B(iii)) or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

E.  Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.  Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

G.  Eurodollar Rate Loans After Default.  After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

2.7	Increased Costs; Taxes; Capital Adequacy.

A.  Compensation for Increased Costs.  Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i)  subjects such Lender to any additional tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii)  imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Eurodollar Rate”); or

(iii)  imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender reasonably shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder; provided, however, that Company shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than 90 days prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within 90 days from the date on which the applicable Government Authority informed such Lender of such Change in Law.

B.  Taxes.

(i)  Payments to Be Free and Clear.  Any and all payments by or on account of any obligation of Company under this Agreement and the other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(ii)  Grossing-up of Payments.  If Company or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(a)  Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

(b)  Company shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

(c)  unless such Tax is an Excluded Tax, the sum payable by Company shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this subsection 2.7B(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

(d)  within 30 days after paying any sum from which it is required by law to make any such deduction, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent the original or a certified copy of an official receipt or other document satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii)  Indemnification by Company.  Company shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(iii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority.  A certificate as to the amount of such payment or liability delivered to Company by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv)  Tax Status of Lenders.  Unless not legally entitled to do so:

(a)  any Lender, if requested by Company or Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by Company or Administrative Agent as will enable Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(b)  any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to Company and Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c)  without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Foreign Lender shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

(1)  properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)  properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,

(3)  in the case of a Foreign Lender claiming the benefits of the exemption “portfolio interest” under Section 881(c) of the Internal Revenue Code, (A) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code) of Company or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN.

(4)  properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit Company and Administrative Agent to determine the withholding or deduction required to be made, if any;

(d)  without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Company (in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion):

(1)  duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and

(2)  duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;

(e)  without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Company and Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Company or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9;

(f)  without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence; and

(g)  If an Agent or a Lender determines, in its sole discretion, that is has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Company or with respect to which Company has paid additional amounts pursuant to this Section, it shall pay over such refund to Company (but only to the extent of indemnity payments made, or additional amounts paid by Company under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Government Authority with respect to such refund); provided that Company, upon the request of such Agent or such Lender, agrees to repay the amount paid over to Company (plus any penalties, interest or other charges imposed by the relevant Government Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Government Authority.  This subsection shall not be construed to require any Agent or Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Company or any other Person.

C.  Capital Adequacy Adjustment.  If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction, increased to the extent necessary to take into account any tax incurred or payable by such Lender as a result of the obligation of Company to pay such additional amounts; provided, however, that Company shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than 90 days prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within 90 days from the date on which the applicable Government Authority informed such Lender of such Change in Law.

2.8	Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate.

A.  Statements.  Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.  Mitigation.  Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable effort to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.9	Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement (other than a consent to participate in the extensions of credit provided for in subsections 2.1A(v) and 3.6) that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made), Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled, (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments, and (5) Requisite Lenders or Requisite Class Lenders, as the case may be, shall have approved such amendment, modification or waiver of this Agreement.  For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), Company may, with prior consent from Administrative Agent (such consent not to be unreasonably withheld or delayed), require such Non-Consenting Lender to assign only those Loans and Commitments of such Non-Consenting Lender that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

Section 3.  LETTERS OF CREDIT

3.1	Issuance of Revolving Letters of Credit and Lenders’ Purchase of Participations Therein.

A.  Revolving Letters of Credit.  Company or any of its Subsidiaries may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Revolving Letters of Credit for the account of Company or such Subsidiary for the purposes specified in the definition of “Letters of Credit.”  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to issue such Revolving Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

(i)  any Revolving Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

(ii)  any Revolving Letter of Credit if, after giving effect to such issuance, the Revolving Letter of Credit Usage would exceed $700,000,000;

(iii)  any Revolving Letter of Credit having an expiration date later than five Business Days prior to the Revolving Loan Commitment Termination Date; it being understood that any Issuing Lender may agree to issue a Revolving Letter of Credit that will automatically be extended for one or more successive periods unless such Issuing Lender elects not to extend for any such additional period; provided that such Issuing Lender shall elect not to extend such Revolving Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension; providedfurther, that in no event shall an expiration date of any Revolving Letter of Credit so extended be later than the Revolving Loan Commitment Termination Date;

(iv)  Revolving Letters of Credit issued for the purpose of supporting trade payables in an aggregate face amount greater than $300,000,000; or

(v)  Revolving Letters of Credit issued for the purpose of supporting any Indebtedness constituting “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code).

On and after the Closing Date, the Existing Letters of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to subsection 3.2, and reimbursement of costs and expenses to the extent provided herein, to be Revolving Letters of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement; provided, however, that, notwithstanding any other provision of this Agreement, no fees with respect to the issuance of the Existing Letters of Credit shall be due hereunder.

B.  Mechanics of Issuance.

(i)  Request for Revolving Letter of Credit Issuance.  Whenever Company desires the issuance of a Revolving Letter of Credit, it shall deliver to a Revolving Lender (which shall be the Issuing Lender with respect thereto), with a copy to Administrative Agent, a Request for Revolving Letter of Credit Issuance no later than 2:00 P.M. (New York City time) at least three Business Days, or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Revolving Letter of Credit or any documents described in or attached to the Request for Revolving Letter of Credit Issuance.  In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Company may submit Requests for Revolving Letter of Credit Issuance by telefacsimile and Administrative Agent and Issuing Lenders may rely and act upon any such Request for Revolving Letter of Credit Issuance without receiving an original signed copy thereof.  No Revolving Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Revolving Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Revolving Letter of Credit Issuance is no longer true and correct in all material respects as of the proposed date of issuance of such Revolving Letter of Credit, and upon the issuance of any Revolving Letter of Credit, Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Revolving Letter of Credit Issuance.

(ii)  Determination of Issuing Lender.  Company may request any Revolving Lender to issue a Revolving Letter of Credit by delivering to such Revolving Lender, with a copy to Administrative Agent, a Request for Revolving Letter of Credit Issuance pursuant to subsection 3.1B(i) requesting the issuance of such Revolving Letter of Credit.  In the event that such Revolving Lender, in its sole discretion, elects not to issue such Revolving Letter of Credit, such Revolving Lender shall promptly so notify Company and Administrative Agent, whereupon Company may request any other Revolving Lender to issue such Revolving Letter of Credit by delivering to such Revolving Lender a copy of the applicable Request for Revolving Letter of Credit Issuance.  Any Revolving Lender so requested to issue such Revolving Letter of Credit shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Revolving Letter of Credit, and any such Revolving Lender that so elects to issue such Revolving Letter of Credit shall be the Issuing Lender with respect thereto.  In the event that all other Revolving Lenders requested by Company have declined to issue such Revolving Letter of Credit, Wells Fargo shall be obligated to issue such Revolving Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Revolving Letter of Credit Usage with respect to such Revolving Letter of Credit and with respect to all other Revolving Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent’s outstanding Revolving Loans and Swing Line Loans, may exceed the amount of Administrative Agent’s Revolving Loan Commitment then in effect; provided that the Issuing Lender shall not be obligated to issue any Revolving Letter of Credit denominated in a foreign currency which in the judgment of Administrative Agent is not readily and freely available.

(iii)  Issuance of Revolving Letter of Credit.  Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Revolving Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.

(iv)  Notification to Revolving Lenders.  Upon the issuance of or amendment to any Revolving Letter of Credit, the applicable Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Revolving Letter of Credit or amendment.  Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Revolving Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Revolving Lender with a copy of such Revolving Letter of Credit or amendment.  In the event any Issuing Lender is other than Administrative Agent, such Issuing Lender will send by facsimile transmission to Administrative Agent, promptly upon the first Business Day of each calendar quarter, a report of its daily aggregate maximum amount available for drawing under Letters of Credit for the previous week.  Upon receipt of such report, Administrative Agent shall notify each Revolving Lender in writing of the contents thereof.

C.  Revolving Lenders’ Purchase of Participations in Revolving Letters of Credit.  Immediately upon the issuance of each Revolving Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Revolving Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2	Revolving Letter of Credit Fees.

Company agrees to pay the following amounts with respect to Revolving Letters of Credit issued hereunder:

(i)  with respect to each Revolving Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.125% per annum of the daily amount available to be drawn under such Revolving Letter of Credit, (b) a letter of credit fee for financial Revolving Letters of Credit, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable Eurodollar Rate Margin for Revolving Loans, plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Revolving Letter of Credit, and (c) a letter of credit fee for performance Revolving Letters of Credit, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable Eurodollar Rate Margin for Revolving Loans minus 0.25% per annum, plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Revolving Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each Fiscal Quarter of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

(ii)  with respect to the issuance, amendment or transfer of each Revolving Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, (1) the daily amount available to be drawn under any Revolving Letter of Credit shall be determined as of the close of business on any date of determination and (2) any amount described in such clause that is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

3.3	Drawings and Reimbursement of Amounts Paid Under Revolving Letters of Credit.

A.  Responsibility of Issuing Lender With Respect to Drawings.  In determining whether to honor any drawing under any Revolving Letter of Credit by the beneficiary thereof, the Issuing Lender thereof shall be responsible only to examine the documents delivered under such Revolving Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Revolving Letter of Credit.

B.  Reimbursement by Company of Amounts Paid Under Revolving Letters of Credit.  In the event an Issuing Lender has determined to honor a drawing under a Revolving Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Revolving Letter of Credit Reimbursement Date”) in an amount in Dollars (which amount, in the case of a payment under a Revolving Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) or, at the option of such Issuing Lender, in the case of a Revolving Letter of Credit denominated in a currency other than Dollars, in such other currency and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 10:00 A.M. (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Revolving Letter of Credit Reimbursement Date in an amount in Dollars (which amount, in the case of a payment under a Revolving Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Revolving Letter of Credit Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and providedfurther, that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Revolving Letter of Credit Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

C.  Payment by Lenders of Unreimbursed Amounts Paid Under Revolving Letters of Credit.

(i)  Payment by Revolving Lenders.  In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount (calculated, in the case of a payment under a Revolving Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Exchange Rate) equal to the amount of any payment by such Issuing Lender under a Revolving Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share.  Each Revolving Lender (other than such Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars, in same day funds, at the Funding and Payment Office, not later than 12:00 Noon (New York City time) on the first Business Day after the date notified by Administrative Agent and Administrative Agent shall make available to such Issuing Lender in Dollars in same day funds, at the office of such Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent.  In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Revolving Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Revolving Letter of Credit by such Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii)  Distribution to Lenders of Reimbursements Received From Company.  In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Revolving Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Revolving Letter of Credit, to the extent any such payment is received by such Issuing Lender, such Issuing Lender shall distribute such payment to Administrative Agent and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Company.  Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

D.  Interest on Amounts Paid Under Revolving Letters of Credit.

(i)  Payment of Interest by Company.  Company agrees to pay to Administrative Agent, with respect to payments under any Revolving Letters of Credit issued by any Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Revolving Letter of Credit Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans.  Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Revolving Letter of Credit is reimbursed in full.

(ii)  Distribution of Interest Payments by Administrative Agent.  Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Revolving Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including the Issuing Lender) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Revolving Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Revolving Letter of Credit and (y) such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company.  Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

3.4	Obligations Absolute.

The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B, and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i)  any lack of validity or enforceability of any Letter of Credit;

(ii)  the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender, any other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii)  any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)  payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v)  any Material Adverse Effect;

(vi)  any breach of this Agreement or any other Loan Document by any party thereto;

(vii)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii)  the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable  Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5	Nature of Issuing Lenders’ Duties.

As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such  Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6	Additional Letter of Credit Facilities.

Company may, at any time and from time to time from and after the Closing Date but prior to the fourth anniversary of the Closing Date, elect to add one or more additional letter of credit facilities under this Agreement (each an “Additional Letter of Credit Facility” and collectively, “Additional Letter of Credit Facilities”); provided that (i) the aggregate outstanding Letters of Credit issued under all such Additional Letter of Credit Facilities shall not exceed $500,000,000, (ii) Company shall execute and deliver such documents and instruments and take such other actions as may be reasonably requested by Administrative Agent in connection with the addition of any Additional Letter of Credit Facility, (iii) no Potential Event of Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such Additional Letter of Credit Facility, and (iv) Company and its Subsidiaries shall be in compliance, on a pro forma basis, with subsection 7.6A, as of the last day of the most recently ended Fiscal Quarter before and after giving effect to such Additional Letter of Credit Facility.  Any request under this subsection 3.6 shall be submitted by Company to Administrative Agent (which shall promptly forward copies to Lenders).  At the time of sending such request, Company (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond (which in no event shall be more than ten Business Days from the date of delivery of such request).  Company may also specify any fees offered to those Lenders which agree to provide commitments pursuant to any Additional Letter of Credit Facility, which fees may be variable based upon the amount of the commitment which any such Lender is willing to provide under such Additional  Letter of Credit Facility.  No Lender shall have any obligation, express or implied, to provide a commitment under any Additional Letter of Credit Facility.  No Lender which declines to provide a commitment under any Additional Letter of Credit Facility may be replaced with respect to its existing Commitment as a result thereof without such Lender’s consent.  Each Lender which has agreed to provide a commitment under any Additional Letter of Credit Facility shall notify Administrative Agent within the time period specified above of the proposed amount of its commitment.  Company may accept some or all of the offered amounts or designate new lenders that qualify as Eligible Assignees and that are reasonably acceptable to Administrative Agent to provide a commitment under any Additional Letter of Credit Facility hereunder in accordance with this subsection 3.6.  Company and Administrative Agent shall have discretion jointly to adjust the allocation of the amounts of all commitments provided under any Additional Letter of Credit Facility.  Subject to the foregoing, any Additional Letter of Credit Facility requested by Company shall be effective upon delivery to Administrative Agent of each of the following documents:  (i) an originally executed copy of an amendment to this Agreement signed by Company, Requisite Lenders and any new Lenders; (ii) a notice to Lenders, in form and substance reasonably acceptable to Administrative Agent, signed by a duly authorized officer of Company; (iii) an Officer’s Certificate of Company, in form and substance reasonably acceptable to Administrative Agent as to the authority of the officer executing the amendment on behalf of Company; and (iv) any other certificates or documents that Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent.  The aggregate amount of any Additional Letter of Credit Facility shall be an amount equal to the aggregate amount of the commitments provided by Lenders under such Additional Letter of Credit Facility.  Upon effectiveness of any Additional Letter of Credit Facility, the Pro Rata Share of each Lender will be adjusted to give effect to the commitments provided under such Additional Letter of Credit Facility.

Section 4.  CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and the issuance of Revolving Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1	Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans.

The obligations of Lenders to make the Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

A.  Loan Party Documents.  On or before the Closing Date, Company shall, and shall cause each other Loan Party (other than the Non-Material Subsidiary Guarantors in the case of the items described in clauses (i), (ii) and (iii) below and schedules to the Pledge Agreement, the Security Agreement and the Subsidiary Guaranty to be delivered by such Non-Material Subsidiary Guarantors and described in clause (iv) below) to, deliver to Lenders (or to Joint-Lead Arrangers with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)  Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Closing Date;

(ii)  Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii)  Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv)  Executed originals of the Loan Documents (other than Foreign Pledge Agreements) to which such Person is a party; and

(v)  Such other documents as Administrative Agent or Joint-Lead Arrangers may reasonably request.

B.  Fees.  Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent or other Agents, Joint-Lead Arrangers and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C.  Corporate and Capital Structure; Ownership.  The corporate organizational structure, capital structure and ownership of Company and its Subsidiaries, both before and after giving effect to the Acquisition and the Merger, shall be as set forth on Schedule 4.1Cof the Company Disclosure Letter.

D.  Representations and Warranties; Performance of Agreements.  Company shall have delivered to Joint-Lead Arrangers an Officer’s Certificate, in form and substance satisfactory to Joint-Lead Arrangers, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Joint-Lead Arrangers; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, covenant or condition.

E.  Financial Statements; Pro Forma Financial Statements.  On or before the Closing Date, Joint-Lead Arrangers shall have received from Company (i) publicly available audited financial statements of WGII and its Subsidiaries for Fiscal Years ended December 31, 2004, December 30, 2005 and December 29, 2006, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, audited by Deloitte & Touche and prepared in conformity with GAAP, together with such accountants’ report thereon, (ii) publicly available audited financial statements of Company and its Subsidiaries for the Fiscal Years ended October 31, 2004, December 30, 2005 and December 29, 2006, audited by PricewaterhouseCoopers and prepared in conformity with GAAP, together with such accountants’ report thereon, and unaudited financial statements for the two-month period ended December 31, 2004, in each case consisting of consolidated balance sheets and the related statements of income, stockholders’ equity and cash flows for such Fiscal Years or two-month period ended December 31, 2004, as applicable, (iii) publicly available unaudited interim financial statements of WGII and its Subsidiaries as at June 29, 2007, consisting of a balance sheet and the related consolidated statements of income and cash flows for the six-month period ending on such date, all in reasonable detail and certified by the chief financial officer of WGII that they fairly present the financial condition of WGII and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (iv) publicly available unaudited interim financial statements of Company and its Subsidiaries as at June 29, 2007, consisting of a balance sheet and the related consolidated statements of income  and cash flows for the six-month period ending on such date, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments,

(v) a proforma consolidated balance sheet of Company, WGII and their respective Subsidiaries as at the Closing Date, prepared in accordance with GAAP and giving effect to the Transaction, which pro forma financial statements shall be in form and substance satisfactory to Joint-Lead Arrangers together with a certificate from the chief financial officer of Company to the effect that such balance sheet fairly presents the pro forma financial position of Company, WGII and their respective Subsidiaries, after giving effect to the Transaction, in accordance with GAAP, and (vi) forecasted financial statements (including balance sheets, and income and cash flow statements) of Company and its Subsidiaries for the seven-year period after the Closing Date, such financial statements to be on a quarterly basis for Fiscal Years 2007 and 2008 and on an annual basis thereafter, giving effect to transactions contemplated by this Agreement, all of the foregoing in form and substance satisfactory to Joint-Lead Arrangers.

F.  Opinions of Counsel to Loan Parties.  Lenders shall have received originally executed copies of one or more favorable written opinions of Cooley Godward Kronish LLP, in form and substance reasonably satisfactory to Joint-Lead Arrangers and their counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit XI annexed hereto and as to such other matters as Joint-Lead Arrangers acting on behalf of Lenders may reasonably request, and favorable written opinions of other counsel to the Loan Parties in form and substance reasonably satisfactory to Joint-Lead Arrangers setting forth such matters as Joint-Lead Arrangers may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

G.  Security Interests in Collateral.  Joint-Lead Arrangers shall have received evidence satisfactory to them that Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary or, in the opinion of Joint-Lead Arrangers, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in all Collateral.  Such actions shall include the following:

(i)  Stock Certificates and Instruments.  Delivery to Joint-Lead Arrangers of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Joint-Lead Arrangers) representing all Capital Stock pledged pursuant to the Pledge Agreement or the Security Agreement, as applicable, to the extent such Capital Stock is certificated  (other than any certificates representing certificated Capital Stock of the Subsidiaries of Non-Material Subsidiary Guarantors (other than Material Domestic Subsidiaries and Material Foreign Subsidiaries) and accompanying stock powers) and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Joint-Lead Arrangers) evidencing any Collateral required to be pledged;

(ii)  UCC Financing Statements and Fixture Filings.  Delivery to Joint-Lead Arrangers of duly completed UCC financing statements and, where appropriate, fixture filings, with respect to all Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Joint-Lead Arrangers, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

(iii)  Lien Searches and UCC Termination Statements.  Delivery to Joint-Lead Arrangers of (a) the results of a recent search, by a Person satisfactory to Joint-Lead Arrangers, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) duly completed UCC termination statements and authorization of the filing thereof from the applicable secured party as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement); and

(iv)  Cover Sheets, etc.  Delivery to Joint-Lead Arrangers of all cover sheets or other documents or instruments required to be filed with any IP Filing Office in order to create or perfect Liens in respect of any IP Collateral, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective filings in any IP Filing Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

H.  Environmental Reports.  Joint-Lead Arrangers shall have received all reports and other information regarding environmental matters relating to the Facilities which have been obtained and relating to WGII and its Subsidiaries obtained in connection with the Merger Agreement.

I.  Matters Relating to Existing Indebtedness of Company and its Subsidiaries.  On the Closing Date, Company and its Subsidiaries shall (a) repay in full all Indebtedness outstanding under the Existing Credit Agreements, (b) terminate any commitments to lend or make other extensions of credit thereunder, (c) deliver to Joint-Lead Arrangers all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Company, WGII and their respective Subsidiaries thereunder, and (d) make arrangements satisfactory to Joint-Lead Arrangers with respect to any letters of credit outstanding thereunder.

J.  Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Joint-Lead Arrangers, acting on behalf of Lenders, and their counsel shall be satisfactory in form and substance to Joint-Lead Arrangers and such counsel, and Joint-Lead Arrangers and such counsel shall have received all such counterpart originals or certified copies of such documents as Joint-Lead Arrangers may reasonably request.

K.  Company Disclosure Letter.  Company shall have delivered to Joint-Lead Arrangers the Company Disclosure Letter.

L.  Subsidiary Guarantor Gross Revenues.  The aggregate gross revenues of Company and the Subsidiary Guarantors on a consolidated basis for the Fiscal Year ended December 29, 2006 shall be equal to at least 90% of the aggregate gross revenues of Company and its Domestic Subsidiaries on a consolidated basis for such Fiscal Year, after giving effect to the Transaction, and each Material Domestic Subsidiary shall have executed the Subsidiary Guaranty as of the Closing Date.  Company shall deliver to Joint-Lead Arrangers a certificate demonstrating in reasonable detail compliance with such requirements.

M.  Patriot Act Compliance.  Joint-Lead Arrangers shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including  the Patriot Act.

N.  Evidence of Insurance.  Joint-Lead Arrangers shall have received a certificate from Company’s insurance broker or other evidence satisfactory to them that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

O.  Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc.  Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the Acquisition and the Merger, the other transactions contemplated by the Loan Documents and the Related Agreements and each such Governmental Authorization and consent shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition and the Merger or the financing thereof.  No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

P.  Related Agreements.

(i)  Acquisition and Merger.  Any material change in the Acquisition or Merger contemplated in the draft of the Merger Agreement delivered to Joint-Lead Arrangers on May 27, 2007 shall be in form and substance reasonably satisfactory to Joint-Lead Arrangers.

(ii)  Related Agreements in Full Force and Effect.  Joint-Lead Arrangers shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith, and each Related Agreement shall be in full force and effect and in compliance in all material respects with applicable laws and regulations (other than the Certificate of Merger which shall be in full force and effect promptly after the making of the initial Loans) and no provision of the Merger Agreement shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of Joint-Lead Arrangers.

Q.  Consummation of Acquisition and Merger.

(i)  All conditions to the Acquisition and the Merger set forth in Article VI of the Merger Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived and in the case of a waiver of any such conditions in any material respect Joint-Lead Arrangers shall have consented to such waiver.

(ii)  Concurrently with the making of the Loans, the Acquisition shall have become effective in accordance with the terms of the Merger Agreement, and the Merger shall have become effective in accordance with the terms of the Merger Agreement, the Certificate of Merger and the laws of the State of Delaware, and Joint-Lead Arrangers shall have received satisfactory evidence of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(iii)  Joint-Lead Arrangers shall have received an Officer’s Certificate of Company to the effect set forth in clauses (i) and (ii) above and stating that Company will proceed to consummate the Acquisition and the Merger immediately upon the making of the initial Loans.

R.  Leverage Ratio.  As of the Closing Date, the ratio of Combined Pro Forma Total Debt to Combined Pro Forma EBITDA shall not exceed 3.50:1.00, and Joint-Lead Arrangers shall have received an Officer’s Certificate executed by a financial officer of Company setting forth such ratio and the calculation thereof.

S.  Credit Rating.  Company shall have received, at least 30 days prior to the Closing Date, (i) a corporate family rating, after giving pro forma effect to the consummation of the Transaction, from Moody’s and (ii) a corporate rating, after giving pro forma effect to the consummation of the Transaction, from S&P.

4.2	Conditions to All Loans.

The obligation of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

A.  Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

B.  As of that Funding Date:

(i)  The representations and warranties contained herein and in the other Loan Documents (a) that do not contain a materiality qualification shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; and (b) that contain a materiality qualification shall be true, correct and complete on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete on and as of such earlier date;

(ii)  No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

(iii)  Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date; and

(iv)  No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date.

4.3	Conditions to Revolving Letters of Credit.

The issuance of any Revolving Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Revolving Letter of Credit) is subject to the following conditions precedent:

A.  On or before the date of issuance of the initial Revolving Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

B.  On or before the date of issuance of such Revolving Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Revolving Letter of Credit Issuance (or a facsimile copy thereof), in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1B(i), and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Revolving Letter of Credit.

C.  On the date of issuance of such Revolving Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Revolving Letter of Credit were the making of a Loan and the date of issuance of such Revolving Letter of Credit were a Funding Date.

Section 5.  COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit, Company represents and warrants to each Lender:

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.  Organization and Powers.  Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified on Schedule 5.1A of the Company Disclosure Letter.  Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Related Documents to which it is a party and to carry out the transactions contemplated thereby.

B.  Qualification and Good Standing.  Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except in jurisdictions where the failure to be so qualified or in good standing has not had and would not be likely to result in a Material Adverse Effect.

C.  Conduct of Business.  Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.9.

D.  Subsidiaries.  All of the Subsidiaries of Company as of the Closing Date and their jurisdictions of organization are identified on Schedule 5.1D of the Company Disclosure Letter.  The Capital Stock of each of the Domestic Subsidiaries identified on Schedule 5.1D of the Company Disclosure Letter is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock.  Schedule 5.1D of the Company Disclosure Letter correctly sets forth, as of the Closing Date, the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein and of WGII and each of its Subsidiaries in each of the Subsidiaries of WGII identified therein.

E.  Dormant Subsidiaries.  As of the Closing Date, each Dormant Subsidiary is either (i) not actively engaged in any business or (ii) in the process of being liquidated, dissolved or merged with an Affiliate.

5.2	Authorization of Borrowing, etc.

A.  Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B.  No Conflict.  The execution, delivery and performance by each Loan Party of the Loan Documents and the Related Agreements to which it is a party and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Organizational Documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries in any manner that would be likely to result in a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders or Permitted Encumbrances); or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

C.  Governmental Consents.  The execution, delivery and performance by each Loan Party of the Loan Documents and the Related Agreements to which it is a party and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not require any Governmental Authorization, except as have been obtained.

D.  Binding Obligation.  Each of the Loan Documents and the Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3	Financial Condition.

Company has heretofore delivered to Lenders, at Lenders’ request, the financial information set forth in subsection 4.1E.  All such statements (other than pro forma financial statements and projected financial statements) were prepared in conformity with GAAP and present fairly, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

5.4	No Material Adverse Change.

Since December 31, 2006, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.

5.5	Title to Properties; Liens; Real Property; Intellectual Property.

A.  Title to Properties; Liens.  Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted pursuant to subsection 7.7.  Except as permitted pursuant to this Agreement, all such properties and assets are free and clear of Liens.

B.  Real Property.  As of the Closing Date, Schedule 5.5B of the Company Disclosure Letter contains a true, accurate and complete list of all fee interests in any Real Property Assets.

C.  Intellectual Property.  As of the Closing Date, Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  The use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All federal, state and foreign registrations of and applications for Intellectual Property, and all unregistered Intellectual Property, that are owned or licensed by Company or any of its Domestic Subsidiaries on the Closing Date are described on Schedule 5.5C of the Company Disclosure Letter.  All federal, state and material foreign registrations of and applications for Intellectual Property, and all material unregistered Intellectual Property, that are owned or licensed by any of Foreign Subsidiaries of Company on the Closing Date are described on Schedule 5.5C of the Company Disclosure Letter.

5.6	Litigation; Adverse Facts.

Except as set forth on Schedule 5.6 of the Company Disclosure Letter, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of any Responsible Officer of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, would be likely to result in a Material Adverse Effect.  Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would be likely to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority, that, individually or in the aggregate, would be likely to result in a Material Adverse Effect.

5.7	Payment of Taxes.

Except to the extent permitted pursuant to subsection 6.3 or to the extent that failure to perform would not be likely to result in a Material Adverse Effect, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable.  Company knows of no proposed tax assessment against Company or any of its Subsidiaries that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8	Governmental Regulation.

Neither Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.9	Securities Activities.

Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 7.2, will be Margin Stock.

5.10	ERISA.

A.  Each employee benefit plan of Company or any of its Subsidiaries intended to qualify under Section 401 of the Internal Revenue Code does so qualify where applicable, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Internal Revenue Code, except where such failures, in the aggregate, would not result in a Material Adverse Effect.

B.  Each Title IV Plan is in compliance in all material respects with applicable provisions  of ERISA, the Internal Revenue Code and other Requirements of Law except for non-compliances that, in the aggregate, would not result in a Material Adverse Effect.

C.  There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not result in a Material Adverse Effect.

D.  As of December 29, 2006, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Title IV Plans maintained by Company and its Subsidiaries (excluding for purposes of such computation any Title IV Plans with respect to which assets exceed benefit liabilities), does not exceed $100,000,000.

5.11	Environmental Protection.

Except as set forth on Schedule 5.11 of the Company Disclosure Letter:

(i)  neither Company nor any of its Subsidiaries nor, to the knowledge of each Responsible Officer of Company, any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, would be likely to result in a Material Adverse Effect;

(ii)  there are and, to the knowledge of each Responsible Officer of Company, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, would be likely to result in a Material Adverse Effect; and

(iii)  compliance by Company and its Subsidiaries with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be likely to result in a Material Adverse Effect.

5.12	Employee Matters.

There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that would be likely to result in a Material Adverse Effect.

5.13	Solvency.

Each Loan Party is, and upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made will be, Solvent.

5.14	Matters Relating to Collateral.

A.  Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents and except as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities.

B.  Absence of Third-Party Filings.  Except such as may have been filed in favor of Administrative Agent as contemplated by the Collateral Documents and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2 or have been filed pursuant to the Existing Credit Agreements and are to be terminated in connection with the refinancing of the obligations thereunder, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no document granting any rights to any third party with respect to any Intellectual Property of Company or any of its Subsidiaries has been recorded with the PTO.

C.  Margin Regulations.  The pledge of the Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

D.  Information Regarding Collateral.  All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects; provided, however, that this provision shall not apply during any period in which such Collateral has been released pursuant to subsection 10.14B.

5.15	Disclosure.

No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document, Related Agreement or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, including the Company Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.16	Foreign Assets Control Regulations, etc.

Neither the making of the Loans to, or issuance of a Letter of Credit on behalf of, Company nor its use of the proceeds thereof will violate in any material respect the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither Company nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed.  Reg.  49079 (2001)) or (b) to its knowledge engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person.  Company and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Patriot Act.

5.17	Related Agreements.

A.  Delivery of Related Agreements.  Company has delivered to Lenders complete and correct copies of each Related Agreement and of all exhibits and schedules thereto.

B.  WGII’s Warranties.  Except to the extent otherwise set forth therein or in the schedules thereto, each of the representations and warranties given by WGII to Company in the Merger Agreement (i) that does not contain a materiality qualification is true and correct in all material respects on and as of each date when made pursuant to the Merger Agreement; and (ii) that contains a materiality qualification is true and correct on and as of the each date when made pursuant to the Merger Agreement.

C.  Warranties of Company.  Subject to the qualifications set forth therein or in the schedules thereto, each of the representations and warranties given by each of Company, First Merger Sub and Second Merger Sub to WGII in the Merger Agreement (i) that does not contain a materiality qualification is true and correct in all material respects on and as of each date when made pursuant to the Merger Agreement; and (ii) that contains a materiality qualification is true and correct on and as of each date when made pursuant to the Merger Agreement.

D.  Survival.  Notwithstanding anything in the Merger Agreement to the contrary, the representations and warranties of WGII and Company set forth in subsections 5.17B and 5.17C shall, solely for purposes of this Agreement, survive the Closing Date for the benefit of Lenders.

5.18	Certain Fees.

Except as agreed to be paid to Joint-Lead Arrangers in connection with this Agreement, no broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby other than those payable in connection with the Merger or the Acquisition, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

Section 6.  COMPANY’S AFFIRMATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1	Financial Statements and Other Reports

Company will maintain, and cause each of the Domestic Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Company will deliver to Administrative Agent:

(i)  Events of Default, etc.:  promptly upon any Responsible Officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, or (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, an Officer’s Certificate specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii)  Quarterly Financials:  (a) as soon as available and in any event within 55 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Quarter, and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer or chief accounting officer of Company that they present fairly, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes, and (b) as soon as available and in any event within 90 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a summary of such consolidated statements setting forth in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year and a narrative report describing the operations of Company and its Subsidiaries in each case in the form prepared for presentation to the Governing Body of Company for such Fiscal Quarter, and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

(iii)  Company Year-End Financials:  as soon as available and in any event within 100 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer or chief accounting officer of Company that they present fairly, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated,

(b) a summary of such consolidated statements setting forth in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year and a narrative report describing the operations of Company and its Subsidiaries in each case in the form prepared for presentation to the Governing Body of Company for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of PricewaterhouseCoopers or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv)  Officer’s Pricing and Compliance Certificates:  together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in subsections 7.1(iv), (vii), (viii), (ix), (x), and (xi), 7.2A(viii) and (ix), 7.3(v), (viii) and (xi), 7.4(ii) and (ix), 7.5(vii), 7.6 and 7.7(iv), in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period; in addition, on or before the 55th day following the end of each Fiscal Quarter, a Pricing Certificate demonstrating in reasonable detail the calculation of the Consolidated Leverage Ratio as of the end of the four-Fiscal Quarter period then ended;

(v)  Accountants’ Reports:  promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants;

(vi)  SEC Filings:  promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, and (b) all regular and periodic reports and all registration statements (other than on Form S-8, 3, 4, 5, 8-K, Schedule 13D, Schedule 13G, and Correspondence or any similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission;

(vii)  Litigation or Other Proceedings:  (a) promptly upon any Responsible Officer of Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders is reasonably likely to result in a Material Adverse Effect or (2) any material development in any Proceeding that is reasonably likely to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(viii)  ERISA Matters:  (a) promptly and in any event within 30 days after Company, any of its Subsidiaries or any ERISA Affiliate knows, or has reason to know, that any ERISA Event has occurred that, alone or together with another ERISA Event, could reasonably be expected to result in liability to Company, any Subsidiary and/or any ERISA Affiliate in an aggregate amount exceeding $10,000,000, written notice describing such event; (b) promptly and in any event within ten days after Company, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Internal Revenue Code has been filed with respect to any Title IV Plan, a written statement of a Responsible Officer of Company describing such waiver request and the action, if any, Company, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and (c) simultaneously with the date that Company, any of its Subsidiaries or any ERISA Affiliate files with the PBGC a notice of intent to terminate any Title IV Plan, if, at the time of such filing, such termination would require material additional contributions in order to be considered a standard termination with the meaning of Section 4041(b) of ERISA, a copy of each notice;

(ix)  Financial Plans:  as soon as practicable and in any event no later than 90 days following the end of each Fiscal Year, a consolidated financial plan for the then current Fiscal Year (the “Financial Plan” for such Fiscal Year), including, (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, together with a projected Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (c) such other information and projections as any Lender may reasonably request;

(x)  New Subsidiaries or Change in Status of Subsidiaries:  annually within 100 days of the end of each Fiscal Year, (a) all of the data required to be set forth on Schedule 5.1D of the Company Disclosure Letter with respect to all Domestic Subsidiaries, (b) a list of all Material Domestic Subsidiaries and a list of all Subsidiaries of Company that have executed a guaranty in respect of the obligations of Company under any indenture or agreement relating to Securities of Company that have been privately placed pursuant to Rule 144A of the Securities Act or publicly registered under the Securities Act, and (c) an Officer’s Certificate, together with supporting documentation in form and substance satisfactory to Requisite Lenders, setting forth the aggregate gross revenues for the immediately preceding Fiscal Year of (1) all Subsidiary Guarantors and (2) Company and all Domestic Subsidiaries;

(xi)  Patriot Act, etc.: with reasonable promptness, information to confirm compliance with the representations contained in subsection 5.16 reasonably requested by any Lender through Administrative Agent;

(xii)  Environmental Notices:  promptly upon a Responsible Officer of Company becoming aware of receipt by Company or any of its Subsidiaries on its own behalf any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law if the facts underlying the letter or request could reasonably be expected to result in a Material Adverse Effect; and

(xiii)  Other Information:  with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

Financial statements and other documents required to be delivered pursuant to  this subsection 6.1 (to the extent any such financial statements or other documents are included in reports or other materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (1) Company posts such financial statements or other documents, or provides a link thereto, on Company’s website on the Internet or (2) such financial statements or other documents are posted on Company’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that (x) Company shall deliver paper copies of such financial statements and other documents to Administrative Agent or any Lender that requests Company to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender, as the case may be, and (y) Company shall notify Administrative Agent of the posting of any such financial statements and other documents and provide to Administrative Agent electronic versions (i.e., soft copies) thereof.

6.2	Corporate Existence, etc.

Except as permitted pursuant to subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1D of the Company Disclosure Letter and all rights and franchises material to its business; provided, however, that (i) neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders; (ii) Company may discontinue the operations of Banshee Construction Company, Inc., Radian International LLC or any Dormant Subsidiary; and (iii) Company  may discontinue any operation (including the dissolution of any of its Subsidiaries) which the Governing Body of Company believes to be no longer in the best interest of Company and its Subsidiaries, taken as a whole, to preserve, provided that Company shall not discontinue or dissolve any Subsidiary Guarantor or Material Domestic Subsidiary other than as permitted pursuant to this Agreement.

6.3	Payment of Taxes and Claims; Tax Consolidation.

A.  Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except where the failure to pay such taxes, assessments and governmental charges would not be likely to result in a Material Adverse Effect; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

B.  Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries or any Joint Ventures in which Company or any of its Subsidiaries has an interest).

6.4	Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds.

A.  Maintenance of Properties.  Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof the failure of which would be likely to result in a Material Adverse Effect.

B.  Insurance.  Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and property insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.  Subject to subsection 6.10, each such policy of insurance shall (i) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder and provides for at least 30 days prior written notice to Administrative Agent of cancellation of such policy for any reason whatsoever.  In connection with the renewal of each such policy of insurance, Company promptly shall deliver to Administrative Agent a certificate from Company’s insurance broker or other evidence satisfactory to Administrative Agent that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder.

C.  Application of Net Insurance/Condemnation Proceeds.

(i)  Business Interruption Insurance.  Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsections 2.4B and 2.4D.

(ii)  Other Net Insurance/Condemnation Proceeds.  Upon receipt by Company or any of its Subsidiaries or by Administrative Agent as loss payee of any Net Insurance/Condemnation Proceeds other than from business interruption insurance:

(a)  if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) does not exceed $50,000,000, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Administrative Agent, if it received such Net Insurance/Condemnation Proceeds, shall deliver them to Company, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply any such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans as provided in subsection 2.4B;

(b)  if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) exceeds $50,000,000, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Administrative Agent, if it received such Net Insurance/Condemnation Proceeds, shall hold such Net Insurance/Condemnation Proceeds, and Company shall deliver any such Net Insurance/Condemnation Proceeds that it or one or more of its Subsidiaries received to Administrative Agent to be held, in the Collateral Account pursuant to the terms of the Pledge Agreement and, so long as Company or any of its Subsidiaries proceeds diligently to repair, restore or replace the assets of Company or such Subsidiary in respect of which such Net Insurance/Condemnation Proceeds were received, Administrative Agent shall from time to time disburse to Company or such Subsidiary from the Collateral Account, to the extent of any such Net Insurance/Condemnation Proceeds remaining therein in respect of the applicable covered loss, amounts necessary to pay the cost of such repair, restoration or replacement after the receipt by Administrative Agent of invoices or other documentation reasonably satisfactory to Administrative Agent relating to the amount of costs so incurred and the work performed (including, if required by Administrative Agent, lien releases and architects’ certificates); and

(c)  if at any time (1) an Event of Default or Potential Event of Default shall have occurred and be continuing or (2) Administrative Agent reasonably determines, whether clause (ii)(a) or clause (ii)(b) is applicable, (A) that Company or such Subsidiary is not proceeding diligently with such repair, restoration or replacement, (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds, together with funds otherwise available to Company for such purpose, or (C) that such repair, restoration or replacement cannot be completed within 365 days after the receipt by Company and/or Administrative Agent of such Net Insurance/Condemnation Proceeds, Administrative Agent, if it holds such Net Insurance/Condemnation Proceeds, is hereby authorized by Company to, and Company, if it or one of its Subsidiaries holds such Net Insurance/Condemnation Proceeds, shall, apply such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B and subsection 2.4D.

6.5	Inspection Rights; Lender Meeting.

A.  Inspection Rights.  Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent, including representatives designated by Administrative Agent at the request of any Requisite Class Lenders, to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours one time in each Fiscal Year as Administrative Agent may request and, following the occurrence and during the continuation of any Event of Default, at any time or from time to time.  Notwithstanding anything in this subsection 6.5A or the other Loan Documents to the contrary, in no event shall Agents or any Lender be permitted access to properties or information to the extent that access to such properties or information would require Company or any Subsidiary to submit a Certificate Pertaining to Foreign Interests or similar report pursuant to the National Industrial Security Program Operating Manual or similar rules in order to obtain or maintain Facilities Security Clearance or any similar government security clearance.

B.  Lender Meeting.  Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting or, at Company’s option, teleconference with Administrative Agent and Lenders once during each Fiscal Year to be held at such location and at such time as may be agreed to by Company and Administrative Agent.

6.6	Compliance with Laws, etc.

Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which would be likely to cause, individually or in the aggregate, a Material Adverse Effect.

6.7	Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain Additional Subsidiaries; Matters Relating to Real Property Collateral.

A.  Execution of Subsidiary Guaranty and Personal Property Collateral Documents.

(i)  Subsidiary Guaranty.  In the event that any Person becomes a Material Domestic Subsidiary after the date hereof, and such Material Domestic Subsidiary has not previously executed the Subsidiary Guaranty, Company will promptly notify Administrative Agent of that fact and cause such Material Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty.  In addition, in the event that the aggregate gross revenues for any Fiscal Year, commencing with the Fiscal Year ending December 28, 2007, of Company and the Subsidiary Guarantors are less than 90% of the aggregate gross revenues of Company and the Domestic Subsidiaries on a consolidated basis for such Fiscal Year, Company shall, within 60 days after the end of such Fiscal Year, cause one or more additional Domestic Subsidiaries to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty such that the aggregate gross revenues for such Fiscal Year of Company and all Subsidiary Guarantors shall be equal to at least 90% of the aggregate gross revenues of Company and all Domestic Subsidiaries on a consolidated basis for such Fiscal Year.

(ii)  Pledge Agreement.  In addition, but subject to subsection 6.7C, during any Collateral Pledge Period or any Stock Pledge Period, Company shall, and shall cause each such Subsidiary Guarantor promptly to execute a counterpart of the Pledge Agreement or Foreign Pledge Agreements, as applicable, and take, and cause each such Subsidiary Guarantor to take, all such further actions and execute all such further documents and instruments as may be necessary (including supplements and amendments to the Pledge Agreement) or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid First Priority Lien on all Capital Stock of each Subsidiary Guarantor owned by each such Subsidiary Guarantor other than any equity interests in Persons that are subject to prohibitions on granting a security interest or otherwise transferring such equity interests under state or local laws or under such Person’s Organizational Documents but only if such Organizational Documents may not be amended or otherwise modified to permit the granting of a security interest under the Pledge Agreement.  In addition, as provided in the Pledge Agreement, Company shall, or shall cause the Subsidiary that owns the Capital Stock of each such Subsidiary Guarantor to, execute and deliver to Administrative Agent a supplement to the Pledge Agreement and to deliver to Administrative Agent all certificates representing such Capital Stock of each such Subsidiary Guarantor (accompanied by irrevocable undated stock powers, duly endorsed in blank).

(iii)  Security Agreement and Other Collateral Documents.  In addition, (a) promptly, if, during any Collateral Pledge Period, a Person becomes a Subsidiary Guarantor or (b) within 60 days following the first day of any Collateral Pledge Period, Company shall, and shall cause each Subsidiary Guarantor to execute and deliver to Administrative Agent a counterpart of the Security Agreement and to take all such further actions and execute and deliver, or cause to be executed and delivered, all such further documents and instruments (including actions, documents and instruments comparable to those described in subsections 4.1G and 6.10C) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the Collateral other than any equity interests in Persons that are subject to prohibitions on granting a security interest or otherwise transferring such equity interests under state or local laws or under such Person’s Organizational Documents but only if such Organizational Documents may not be amended or otherwise modified to permit the granting of a security interest under the Security Agreement.

B.  Subsidiary Organizational Documents, Legal Opinions, Etc.  Company shall deliver to Administrative Agent, together with such Loan Documents required pursuant to subsection 6.7A, (i) certified copies of the Organizational Documents of each Subsidiary Guarantor executing a counterpart of the Subsidiary Guaranty and the Pledge Agreement, Foreign Pledge Agreements or Security Agreement, as the case may be, pursuant to subsection 6.7A or any Subsidiary the Capital Stock of which has been pledged pursuant to the Pledge Agreement, the Security Agreement or the Foreign Pledge Agreements, as the case may be, together with a good standing certificate from the Secretary of State of the jurisdiction of its organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary Guarantor as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary Guarantor approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary Guarantor executing such Loan Documents, and (iii) if reasonably requested by Administrative Agent, a favorable opinion of counsel to such Subsidiary Guarantor, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary Guarantor, (b) the due authorization, execution and delivery by such Subsidiary Guarantor of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary Guarantor and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be in form and substance reasonably satisfactory to Administrative Agent and its counsel.

C.  Foreign Subsidiaries.  Notwithstanding the provisions of subsection 6.7A, (i) no Foreign Subsidiary shall be required to execute and deliver the Subsidiary Guaranty, the Pledge Agreement or the Security Agreement, (ii) no Capital Stock of a Foreign Subsidiary shall be required to be pledged pursuant to the provisions of the Pledge Agreement, any Foreign Pledge Agreement or the Security Agreement, in each case to the extent that such pledge by Company or a Subsidiary Guarantor would exceed 66% of the Capital Stock of a Foreign Subsidiary, (iii) no Foreign Subsidiary shall be required to pledge any Capital Stock of any of its Subsidiaries, and (iv) no Capital Stock of a Dormant Subsidiary shall be required to be pledged pursuant to the provisions of the Pledge Agreement, any Foreign Pledge Agreement or the Security Agreement.

D.  Matters Relating to Real Property Collateral.  (a) Promptly, if Company or any Subsidiary Guarantor acquires any Material Real Property, (b) promptly, in the event that any Person becomes a Subsidiary Guarantor during a Collateral Pledge Period and such Person owns or holds any Material Real Property, or (c) within 60 days following the first day of any Collateral Pledge Period if Company or any Subsidiary Guarantor owns any Material Real Property, in each case excluding such Real Property Asset the encumbrancing of which requires the consent of any then-existing senior lienholder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such senior lienholder’s consent (any such non-excluded Material Real Property being a “Mortgaged Property”), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be:

(i)  Mortgage.  A fully executed and notarized Mortgage in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Mortgaged Property;

(ii)  Opinion of Local Counsel.  If reasonably requested by Administrative Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in the state in which such Mortgaged Property is located with respect to the enforceability of the form of such Mortgage to be recorded in such state and such other matters as Administrative Agent may reasonably request, in form and substance reasonably satisfactory to Administrative Agent;

(iii)  Title Insurance.  (a) An ALTA mortgagee title insurance policy or unconditional commitment therefor (any such policy or commitment therefore being a “Mortgage Policy”) issued by the Title Company with respect to the such Mortgaged Property, in an amount not less than the amount designated therein with respect to such Mortgaged Property, insuring fee simple title to each such Mortgaged Property vested in such Loan Party and assuring Administrative Agent that such Mortgage creates valid and enforceable First Priority mortgage Liens on such Mortgaged Property encumbered thereby, subject only to such standard survey exceptions and other exceptions as Administrative Agent shall approve, which such Mortgage Policy (1) shall include an endorsement for mechanics’ liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence reasonably satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of such Mortgage Policy and (ii) paid to the Title Company or to the appropriate Government Authorities all expenses and premiums of the Title Company in connection with the issuance of such Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording such Mortgage in the appropriate real estate records;

(iv)  Title Reports.  A title report issued by the Title Company with respect to such Mortgaged Property, dated not more than 30 days prior to the date of such Mortgage and satisfactory in form and substance to Administrative Agent;

(v)  Copies of Documents Relating to Title Exceptions.  Copies of all recorded documents listed as exceptions to title or otherwise referred to in such Mortgage Policy or in the title reports delivered pursuant to subsection 6.7D(iv);

(vi)  Matters Relating to Flood Hazard Properties.  (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) such Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if such Mortgaged Property is a Flood Hazard Property, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of such Flood Hazard Property and (2) as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System;

(vii)  Environmental Reports.  Reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to such Mortgaged Property, which reports shall include (i) a Phase I environmental assessment for such Mortgaged Property which (a) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (b) was conducted no more than six months prior to the date of such Mortgage by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (c) includes an assessment of asbestos-containing materials at such Mortgaged Property, and (d) is accompanied by an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in such Phase I environmental assessments as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (ii) a current compliance audit setting forth an assessment of such Loan Party’s and such Mortgaged Property current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

(viii)  Environmental Indemnity.  If requested by Administrative Agent, an environmental indemnity agreement, satisfactory in form and substance to Administrative

Agent and its counsel, with respect to the indemnification of Administrative Agent, Joint-Lead Arrangers and Lenders for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials Activity; and

(ix)  Real Estate Appraisals.  If requested by Administrative Agent, Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect such Mortgaged Property for the purpose of preparing an appraisal of such Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

6.8	Interest Rate Protection.

Not later than the date that is 55 days after the last day of the second full Fiscal Quarter following the Closing Date, Company shall enter into one or more Interest Rate Agreements with respect to the Term Loans, in an aggregate notional principal amount of not less than 50% of the Term Loans outstanding on the Closing Date for a term of at least three years after the Closing Date, each such Interest Rate Agreement to be in form and substance reasonably satisfactory to Administrative Agent.  In addition, not later than the date that is 55 days after the Tranche C Term Loan Commitment Effective Date, Company shall enter into one or more Interest Rate Agreements with respect to the Tranche C Term Loans, in an aggregate notional principal amount of not less than 50% of the Tranche C Term Loans outstanding on the Tranche C Term Loan Commitment Effective Date for a term of at least three years after the Tranche C Term Loan Commitment Effective Date, each such Interest Rate Agreement to be in form and substance reasonably satisfactory to Administrative Agent.  Notwithstanding the foregoing, no such Interest Rate Agreements shall be required during any Fiscal Quarter in the event the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter is less than 3.25:1.00.  Company shall maintain in effect each such Interest Rate Agreement during its term subject to the early termination proviso in the preceding sentence.

6.9	Ratings.

Company shall use commercially reasonable efforts to maintain a Company Debt Rating.

6.10	Post Closing Matters.

A.  Insurance.  Within 30 days of the Closing Date, or such later date agreed to by Administrative Agent and Company, Company shall comply with clauses (i) and (ii) of subsection 6.4B with respect to WGII and its Subsidiaries.

B.  Tax Good Standing Certificates; IP Collateral; Liens; etc.  Within 30 days of the Closing Date, or such later date agreed to by Administrative Agent and Company, Company shall (i) comply with subsection 4.1A(i) with respect to the delivery of tax good standing certificates of the Loan Parties listed in subsection (i) of Schedule 6.10of the Company Disclosure Letter; (ii) deliver to Administrative Agent evidence of recordation with the appropriate IP Filing Office of all documents or instruments necessary to reflect the correct owner of the IP Collateral listed in subsection (ii) of Schedule 6.10of the Company Disclosure Letter; (iii) use best efforts to terminate the filings with respect to the IP Collateral listed in subsection (iii) of Schedule 6.10of the Company Disclosure Letter; (iv) deliver to Administrative Agent evidence of termination of the UCC-1 financing statements listed in subsection (iv) of Schedule 6.10of the Company Disclosure Letter; (v) deliver to Administrative Agent evidence of amendment of the Organizational Documents listed in subsection (v) of Schedule 6.10 of the Company Disclosure Letter, in form and substance satisfactory to Administrative Agent, and take or cause to be taken all such actions, execute and deliver or cause to be executed and delivered all such agreements, documents and instruments, and make or caused to be made all such filings and recordings that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the Capital Stock of Subsidiary Guarantors listed in subsection (v) of Schedule 6.10 of the Company Disclosure Letter; and (vi) deliver to Administrative Agent (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing the Capital Stock of Persons listed in subsection (vi) of Schedule 6.10 of the Company Disclosure Letter.

C.  Matters Relating to Foreign Subsidiaries.  Within 60 days of the Closing Date, or such later date agreed to by Administrative Agent and Company, Company shall, and shall cause each Subsidiary Guarantor, to deliver to  Administrative Agent (i) Foreign Pledge Agreements with respect to 66% of the Capital Stock owned by Company or a Subsidiary Guarantor of all first-tier Material Foreign Subsidiaries (other than Dormant Subsidiaries) with respect to which Administrative Agent deems a Foreign Pledge Agreement necessary or advisable to perfect or otherwise protect the First Priority Liens granted to Administrative Agent on behalf of Lenders in such Capital Stock; (ii) certified copies of the Organizational Documents of each Subsidiary the Capital Stock of which has been pledged pursuant to such Foreign Pledge Agreements; and (iii) if reasonably requested by Administrative Agent a favorable opinion of local counsel to Company or such Subsidiary Guarantor, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) the due authorization, execution and delivery by Company or such Subsidiary Guarantor of such Foreign Pledge Agreements, (b) the enforceability of such Foreign Pledge Agreements against Company or such Subsidiary Guarantor and (c) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Foreign Pledge Agreements) as Administrative Agent may reasonably request, all of the foregoing to be in form and substance reasonably satisfactory to Administrative Agent and its counsel; and to take all such other actions under the laws of such jurisdictions as Administrative Agent may deem necessary or advisable to perfect or otherwise protect such Liens.

D.  Matters Relating to Non-Material Subsidiary Guarantors.  Within 75 days of the Closing Date, or such later date agreed to by Administrative Agent and Company, Company shall cause each Non-Material Subsidiary Guarantor to deliver to Administrative Agent (i) the items described in clauses (i), (ii) and (iii) of subsection 4.1A; (ii) schedules to the Pledge Agreement, the Security Agreement and the Subsidiary Guaranty to be delivered by such Non-Material Subsidiary Guarantors and described in clause (iv) of subsection 4.1A; (iii) any certificates representing certificated Capital Stock of the Subsidiaries (other than Dormant Subsidiaries) of such Non-Material Subsidiary Guarantor not delivered on the Closing Date (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Joint-Lead Arrangers); and (iv) the opinions described in subsection 4.1F with respect to such Non-Material Subsidiary Guarantors.

E.  Matters Relating to Surety Acknowledgment.  On or prior to November 30, 2007, Administrative Agent shall have received copies of the Surety Acknowledgment executed by Federal Insurance Company and American International Companies and shall have delivered to Administrative Agent evidence of termination of the UCC-1 financing statements listed in subsection (vii) of Schedule 6.10of the Company Disclosure Letter.

Section 7.  COMPANY’S NEGATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, the covenants applicable to them in this Section 7.

7.1	Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)  Company and its Subsidiaries may become and remain liable with respect to the Obligations;

(ii)  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted pursuant to subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii)  Company may become and remain liable with respect to Indebtedness to any Subsidiary (other than a Dormant Subsidiary), and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Company or any other Subsidiary (other than a Dormant Subsidiary); provided that (a) a security interest in all such intercompany Indebtedness held by Company or a Subsidiary Guarantor shall have been granted to Administrative Agent for the benefit of Lenders and (b) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Pledge Agreement or the Security Agreement, as applicable; provided, however, that  promissory notes with a face amount of $10,000,000 or less shall not be required to be pledged unless the aggregate face amount of  such promissory notes is $25,000,000 or more;

(iv)  any Subsidiary of Company (other than a Subsidiary Guarantor or a Dormant Subsidiary) may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor; provided that (a) the aggregate principal amount of all such Indebtedness plus the aggregate amount of Investments permitted pursuant to subsection 7.3(xi) does not exceed at any time outstanding $200,000,000, which amount shall be increased by $25,000,000 each Fiscal Year following the Fiscal Year ended December 26, 2008; (b) a security interest in all such intercompany Indebtedness shall have been granted to Administrative Agent for the benefit of Lenders; and (c) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Pledge Agreement or the Security Agreement, as applicable; provided, however, that  promissory notes with a face amount of $10,000,000 or less shall not be required to be pledged unless the aggregate face amount of  such promissory notes is $25,000,000 or more; providedfurther, that the restrictions set forth in clauses (a), (b) and (c) above shall not apply to any such Indebtedness if, at the time Company or such Subsidiary incurs such Indebtedness and after giving pro forma effect thereto, the Company Debt Rating shall be at least Ba1 from Moody’s and at least BB+ from S&P;

(v)  any Subsidiary of Company (other than a Subsidiary Guarantor or a Dormant Subsidiary) may become and remain liable with respect to Indebtedness to any other Subsidiary  of Company (other than a Subsidiary Guarantor or a Dormant Subsidiary);

(vi)  Company and its Subsidiaries (other than Dormant Subsidiaries), as applicable, may remain liable with respect to Indebtedness in an aggregate principal amount at any time outstanding not to exceed the maximum principal amount (including the maximum amount of any committed lease or other lines of credit) of the Indebtedness described on Schedule 7.1 of the Company Disclosure Letter and may become and remain liable with respect to any refinancings, refundings, renewals, replacements or extensions thereof; provided that the aggregate principal amount of all such Indebtedness is not increased at the time of any such refinancing, refunding, renewal, replacement or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder;

(vii)  Company and Subsidiary Guarantors may become and remain liable with respect to (a) unsecured Permitted Senior Indebtedness in an aggregate principal amount not to exceed $250,000,000 at any time outstanding and (b) unsecured Permitted Subordinated Indebtedness, in each case following the date of the announcement of a Permitted Acquisition or within six months following the consummation of a Permitted Acquisition; provided, however, that the restriction as to the amount of Permitted Senior Indebtedness shall not apply to any such Permitted Senior Indebtedness if, at the time Company or such Subsidiary Guarantor becomes liable with respect to such Permitted Senior Indebtedness and after giving pro forma effect thereto, the Company Debt Rating shall be at least Ba1 from Moody’s and at least BB+ from S&P (it being understood that if the Company Debt Rating shall cease to be at least Ba1 from Moody's and at least BB+ from S&P, the limitation under this proviso shall be (1) increased to the then outstanding principal amount of Permitted Senior Indebtedness made while the Company Debt Rating was at least Ba1 from Moody's and at least BB+ from S&P and (2) decreased as such Permitted Senior Indebtedness is repaid but not below $250,000,000);

(viii)  Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Indebtedness secured by Liens permitted pursuant to subsection 7.2A(iv) and Indebtedness in respect of Capital Leases, and may become and remain liable with respect to any refinancings, refundings, renewals, replacements or extensions thereof, in an aggregate principal amount for all such Indebtedness, refinancings, refundings, renewals, replacements and extensions not to exceed $90,000,000 as of the Closing Date; provided that such amount shall be increased by $10,000,000 as of the first day of each Fiscal Year commencing with Fiscal Year 2008;

(ix)  Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Indebtedness of any Person assumed in connection with a Permitted Acquisition and a Person that becomes a direct or indirect Subsidiary of Company as a result of a Permitted Acquisition may remain liable with respect to Indebtedness on the date of such Permitted Acquisition; provided that (a) such Indebtedness is not created in anticipation of such Permitted Acquisition, and (b) the aggregate principal amount of all such Indebtedness that is secured does not exceed $30,000,000 at any time outstanding;

(x)  Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to other Indebtedness to Persons other than Company or any of its Subsidiaries in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided that the aggregate principal amount of all such Indebtedness that is secured does not exceed $50,000,000 at any time outstanding;

(xi)  Foreign Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Indebtedness to Persons other than Company or any of its Subsidiaries in an aggregate principal amount (including the amount of any such Indebtedness listed on Schedule 7.1 of the Company Disclosure Letter) not to exceed $50,000,000 at any time outstanding;

(xii)  Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Indebtedness relating to insurance premium financings incurred in the ordinary course of business;

(xiii)  Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Indebtedness secured by Liens permitted pursuant to subsection 7.2A(xii);

(xiv)  Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Non-Recourse Indebtedness incurred in the ordinary course of business; provided that both before and after giving effect to the issuance of such Non-Recourse Indebtedness, no Event of Default or Potential Event of Default has occurred and is continuing; and

(xv)  Company, the Excluded Subsidiaries and Subsidiary Guarantors may make intercompany transfers among and between cash management accounts maintained by Company, the Excluded Subsidiaries and Subsidiary Guarantors.

7.2	Liens and Related Matters.

A.  Prohibition on Liens.  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i)  Permitted Encumbrances;

(ii)  Liens granted pursuant to the Collateral Documents;

(iii)  Liens listed on Schedule 7.2 of the Company Disclosure Letter;

(iv)  Liens on any asset existing at the time of acquisition of such asset by Company or a Subsidiary of Company, or Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Company or a Subsidiary of Company or to secure any Indebtedness permitted hereby incurred by Company or a Subsidiary of Company at the time of or within 180 days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof; provided, however, that (a) the Lien shall apply only to the asset so acquired and proceeds thereof, and (b) all such Liens do not in the aggregate secure Indebtedness in an aggregate principal amount in excess of the amount permitted pursuant to subsections 7.1(vi) and 7.1(viii) at any time;

(v)  Liens on foreign assets of any Foreign Subsidiary (other than the Capital Stock of any Foreign Subsidiary owned by a  Domestic Subsidiary) to secure Indebtedness permitted pursuant to subsection 7.1(xi);

(vi)  Liens arising as a result of progress payments and retainage amounts arising in the ordinary course of business under contracts to which Company or one of its Subsidiaries is a party;

(vii)  Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in clauses (iii) and (iv) above; provided that such Liens shall apply only to the assets subject to the existing Lien;

(viii)  Liens assumed in connection with a Permitted Acquisition and Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company after the date of this Agreement in a Permitted Acquisition, provided, however, that such Liens exist at the time such Person becomes a Subsidiary of Company and are not created in anticipation of such Permitted Acquisition and, in any event, do not in the aggregate secure Indebtedness in an aggregate principal amount in excess of $30,000,000 at any time;

(ix)  other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $50,000,000 outstanding at any time;

(x)  Liens securing Non-Recourse Indebtedness permitted pursuant to subsection 7.1(xiv);

(xi)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bid and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof other than Liens incurred or deposits made in connection with surety bonds permitted pursuant to subsection 7.2A(xii);

(xii)  Liens incurred or deposits made in the ordinary course of business in connection with surety bonds; provided that with respect to surety bonds issued in connection with specific Projects, (a) only the Project Assets may be subject to the Liens permitted pursuant to this subsection 7.2A(xii), (b) no such surety arrangements may require contractual subordination of the Liens granted pursuant to the Collateral Documents and (c) such surety bonds shall be consistent with industry practice and incurred in the ordinary course of business of Company and its Subsidiaries; and

(xiii)  Liens securing insurance premium financing Indebtedness permitted pursuant to subsection 7.1(xii).

B.  Equitable Lien in Favor of Lenders.  If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens permitted pursuant to subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted pursuant to subsection 7.2A.

C.  No Further Negative Pledges.  Neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (i) restrictions on the encumbrance of specific property encumbered to secure payment of particular permitted Indebtedness or to be sold pursuant to an executed agreement with respect to a sale of such assets, (ii) customary non-assignment provisions contained in leases, subleases, licenses and sublicenses permitted pursuant to this Agreement, (iii) restrictions contained in agreements relating to Indebtedness of Company and its Subsidiaries permitted pursuant to subsection 7.1(x) that expressly permit Liens in favor of Administrative Agent for the benefit of Lenders (or the administrative agent under any successor or replacement credit facility), (iv) restrictions on the encumbrance of specific property encumbered to secure payment of Indebtedness of Foreign Subsidiaries permitted pursuant to subsection 7.1(xi), (v) restrictions contained in agreements relating to Indebtedness of Company and its Subsidiaries permitted pursuant to subsection 7.1(xiv), (vi) restrictions contained in joint venture agreements or other Contractual Obligations of Joint Ventures, or (vii) restrictions on the encumbrance of specific property encumbered to secure payment of performance bonds contained in indemnity agreements relating to such performance bonds; provided that such restrictions do not apply to the Capital Stock of any Subsidiary owned by Company or a Domestic Subsidiary.

D.  No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries.  Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except for (a) customary non-assignment provisions contained in leases, subleases, licenses and sublicenses, (b) restrictions on the transfer of ownership interests in Joint Ventures, (c) restrictions in an executed agreement with respect to a sale of such assets, (d) restrictions imposed by any agreements governing any Non-Recourse Indebtedness to pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, and (e) restrictions contained in the terms of any Indebtedness of Foreign Subsidiaries permitted pursuant to subsection 7.1(xi) if such restriction applies only in the event of a default in such Indebtedness, Company determines that any such restriction will not materially affect Company’s ability to make principal or interest payments on the Loans and the restriction is not materially more disadvantageous to Lenders than is customary in comparable financings.

7.3	Investments; Acquisitions.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person, except:

(i)  Company and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(ii)  Company and its Subsidiaries may make and own intercompany loans to the extent permitted pursuant to subsections 7.1(iii), (iv) and (v);

(iii)  any Subsidiary (other than a Subsidiary Guarantor or a Dormant Subsidiary) may make and own Investments in any other Subsidiary (other than a Subsidiary Guarantor or a Dormant Subsidiary);

(iv)  Company and Subsidiary Guarantors may make and own Investments in Company and Subsidiary Guarantors;

(v)  Company and its Subsidiaries may continue to own the Investments owned by them and described on Schedule 7.3 of the Company Disclosure Letter; provided that additional Investments not described on Schedule 7.3 may be made to the extent the Investments described on Schedule 7.3 are sold or otherwise disposed of but not above $200,000,000;

(vi)  Company and its Subsidiaries may make capital expenditures in the ordinary course of business;

(vii)  Company and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries or as security for any such Indebtedness or claim;

(viii)  Company and its Subsidiaries may acquire assets (including Capital Stock and including Capital Stock of Subsidiaries of Company formed in connection with any such acquisition) of (a) any Person in the same or similar line of business (or any related, ancillary or complementary business, including business services) as Company having a fair market value not in excess of $50,000,000 individually and $100,000,000 in the aggregate in any one Fiscal Year (1) through the issuance of Capital Stock of Company or any Subsidiary, (2) with Cash, (3) with the proceeds of Permitted Senior Indebtedness or Permitted Subordinated Indebtedness or (4) with any combination of the foregoing, in each case if after giving effect to such acquisition, no Event of Default or Potential Event of Default shall have occurred or be continuing; or (b) any Person in the same or similar line of business (or any related, ancillary or complementary business, including business services) as Company (1) through the issuance of Capital Stock of Company or any Subsidiary, (2) with Cash, (3) with the proceeds of Permitted Senior Indebtedness or Permitted Subordinated Indebtedness or (4) with any combination of the foregoing, in each case if after giving effect to such acquisition, (A) no Event of Default or Potential Event of Default shall have occurred or be continuing, (B) at least $100,000,000 is available in Revolving Loan Commitments, and (C) the Consolidated Leverage Ratio determined on a pro forma basis is equal to or less than 2.50:1.00 (each a “Permitted Acquisition”); provided, however, that the restrictions set forth in clauses (a) and (b) above shall not apply if, at the time Company or such Subsidiary makes such acquisition and after giving pro forma effect thereto, the Company Debt Rating shall be at least Ba1 from Moody’s and at least BB+ from S&P;

(ix)  any Person who becomes a Subsidiary of Company or who is merged or consolidated into a Subsidiary of Company after the date hereof pursuant to a Permitted Acquisition may continue to own Investments owned by such Person on the date of such Permitted Acquisition; provided that (a) such Investment was not incurred in connection with, or anticipation or contemplation of, such Permitted Acquisition and (b) neither Company nor any of its Subsidiaries (other than such Person or the Subsidiary of Company into which such Person is merged or consolidated) shall become liable with respect to such Investment;

(x)  Company and its Subsidiaries may make and own Investments consisting of non-Cash consideration in the form of Capital Stock, notes or similar obligations in connection with any sale of assets permitted pursuant to subsection 7.7;

(xi)  Company and its Subsidiaries (other than Dormant Subsidiaries) may make and own other Investments; provided that the aggregate principal amount of all such Investments plus the aggregate amount of outstanding Indebtedness permitted pursuant to subsection 7.1(iv) does not exceed at any time $200,000,000 which amount shall be increased by $25,000,000 each Fiscal Year following the Fiscal Year ended December 26, 2008; provided, however, that the restriction as to the amount of such Investments shall not apply to any such Investment if, at the time Company or such Subsidiary makes such Investment and after giving pro forma effect thereto, the Company Debt Rating shall be at least Ba1 from Moody’s and at least BB+ from S&P;

(xii)  Company and its Subsidiaries may make and own Investments (including capital contributions in or loans to) in Joint Ventures in the ordinary course of business;

(xiii)  Company and its Subsidiaries may consummate the Merger in accordance with the terms and conditions of the Merger Agreement; and

(xiv)  Company, the Excluded Subsidiaries and Subsidiary Guarantors may make and own Investments in the form of Indebtedness permitted pursuant to subsection 7.1(xv).

7.4	Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)  Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

(ii)  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit and Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of other letters of credit in an aggregate amount not to exceed at any time $30,000,000;

(iii)  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with sales of assets;

(iv)  Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements entered into in the ordinary course of business;

(v)  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations described on Schedule 7.4 of the Company Disclosure Letter;

(vi)  (a) Company and the Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of the Subsidiary Guarantors permitted pursuant to subsection 7.1; provided, however, that in the event such Indebtedness is Subordinated Indebtedness, any Contingent Obligation in respect thereof shall be subordinated to the Subsidiary Guaranty to the same extent such Subordinated Indebtedness is subordinated to the Obligations of Company or such Domestic Subsidiary, as the case may be; and (b) Subsidiaries of Company (other than Subsidiary Guarantors) may become and remain liable with respect to Contingent Obligations in respect of Indebtedness of Company or any of its Subsidiaries permitted pursuant to subsection 7.1;

(vii)  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, and similar obligations provided in the ordinary course of business to support the obligations of such Subsidiaries and Joint Ventures; provided that with respect to surety bonds issued in connection with specific Projects, (a) only the Project Assets may be subject to the Liens permitted pursuant to subsection 7.2A(xii), (b) no such surety arrangements may require contractual subordination of the Liens granted pursuant to the Collateral Documents and (c) such surety bonds shall be consistent with industry practice and incurred in the ordinary course of business of Company and its Subsidiaries;

(viii)  Company and its Subsidiaries may become and remain liable with respect to indemnification, adjustment of purchase price, earn-out deferred compensation and similar obligations incurred in connection with a Permitted Acquisition;

(ix)  Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such other Contingent Obligations shall not exceed the greater of (a) $50,000,000 at any time or (b) 2% of Consolidated Tangible Assets (determined as of the end of the immediately preceding Fiscal Quarter) at the time Company or such Subsidiary becomes liable with respect to such Contingent Obligation;

(x)  Company and its Subsidiaries may become and remain liable with respect to any guaranties by Company or such Subsidiary made in the ordinary course of business of any obligations of a Subsidiary of Company under a contract for the performance of or delivery of work or services (a) to a customer of such Subsidiary or (b) where the party to the contract is a Joint Venture in which Company or any of its Subsidiaries has an ownership interest; provided that such guaranty does not require any payment obligation by or on behalf of Company or such Subsidiary; and

(xi)  Company and its Subsidiaries may become and remain liable with respect to any guaranties by Company or such Subsidiary made under real estate leases entered into in the ordinary course of business.

7.5	Restricted Junior Payments; Payments on Certain Other Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Company may make regularly scheduled payments of interest in respect of any Permitted Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Permitted Subordinated Indebtedness was issued; (ii) Company may repurchase common stock of Company that constitutes odd lots pursuant to a program established by Company for the repurchase of such odd lots in an aggregate amount not to exceed $100,000; (iii) any Subsidiary of Company (other than a Subsidiary Guarantor) may declare and pay dividends to Company or any other Subsidiary of Company and any Subsidiary Guarantor may declare and pay dividends to Company or any other Subsidiary Guarantor; (iv) Company and its Subsidiaries may purchase shares of Capital Stock of any Subsidiary of Company owned by professional engineers in connection with licensing requirements in an aggregate amount not to exceed $500,000; (v) Company may purchase shares of Capital Stock of Company from the employees, officers and directors of WGII pursuant to the stock options and restricted stock grants that have vested in connection with the Acquisition; (vi) Company may purchase shares of Capital Stock of Company and any warrants or other rights with respect to the Capital Stock of Company from its employees, officers and directors by net exercise, pursuant to the terms of any employee stock option, restricted stock or incentive stock plan; and (vii) Company may purchase shares of Capital Stock of Company and any warrants or other rights with respect to the Capital Stock of Company from its officers and directors in an aggregate amount not to exceed $50,000,000 in any Fiscal Year other than by net exercise permitted pursuant to clause (vi) above; provided that the amount for any Fiscal Year shall be increased by an amount equal to the sum of (1) the excess, if any, of such amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of purchases of Capital Stock during such previous Fiscal Year and (2) $10,000,000; provided, however, that the restriction on declaring, ordering, paying, making or setting apart any sum for any Restricted Junior Payment shall not apply to any Restricted Junior Payment if, after giving pro forma effect thereto, the Consolidated Leverage Ratio is equal to or less than 1.00:1.00.

7.6	Financial Covenants.

A.  Minimum Interest Coverage Ratio.  Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any four Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:

Period	Minimum Interest Coverage Ratio
4th Fiscal Quarter of Fiscal Year 2007	4.0:1.0

1st Fiscal Quarter of Fiscal Year 2008	4.0:1.0
2nd Fiscal Quarter of Fiscal Year 2008	4.5:1.0
3rd Fiscal Quarter of Fiscal Year 2008	4.5:1.0
4th Fiscal Quarter of Fiscal Year 2008	4.5:1.0

1st Fiscal Quarter of Fiscal Year 2009	4.5:1.0
2nd Fiscal Quarter of Fiscal Year 2009	4.5:1.0
3rd Fiscal Quarter of Fiscal Year 2009	4.5:1.0
4th Fiscal Quarter of Fiscal Year 2009	5.0:1.0

1st Fiscal Quarter of Fiscal Year 2010	5.0:1.0
2nd Fiscal Quarter of Fiscal Year 2010	5.0:1.0
3rd Fiscal Quarter of Fiscal Year 2010	5.0:1.0
4th Fiscal Quarter of Fiscal Year 2010	5.5:1.0

1st Fiscal Quarter of Fiscal Year 2011	5.5:1.0
2nd Fiscal Quarter of Fiscal Year 2011	5.5:1.0
3rd Fiscal Quarter of Fiscal Year 2011	5.5:1.0
4th Fiscal Quarter of Fiscal Year 2011 and each Fiscal Quarter thereafter	6.0:1.0

; provided that, for purposes of calculating Consolidated Cash Interest Expense with respect to the calculation of such ratio for the four consecutive Fiscal Quarter period ending (a) December 28, 2007, Consolidated Cash Interest Expense shall be deemed to be actual Consolidated Cash Interest Expense for the Fiscal Quarter ending on December 28, 2007 multiplied by four, (b) March 28, 2008, Consolidated Cash Interest Expense shall be deemed to be actual Consolidated Cash Interest Expense for the two Fiscal Quarter period ending on March 28, 2008 multiplied by two, and (c) June 27, 2008, Consolidated Cash Interest Expense shall be deemed to be actual Consolidated Cash Interest Expense for the three Fiscal Quarter period ending on June 27, 2008 multiplied by one and one-third.

B.  Maximum Leverage Ratio.  Company shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

Period	Maximum Leverage Ratio
4th Fiscal Quarter of Fiscal Year 2007	3.500:1.00

1st Fiscal Quarter of Fiscal Year 2008	3.500:1.00
2nd Fiscal Quarter of Fiscal Year 2008	3.000:1.00
3rd Fiscal Quarter of Fiscal Year 2008	3.000:1.00
4th Fiscal Quarter of Fiscal Year 2008	2.750:1.00

1st Fiscal Quarter of Fiscal Year 2009	2.750:1.00
2nd Fiscal Quarter of Fiscal Year 2009	2.750:1.00
3rd Fiscal Quarter of Fiscal Year 2009	2.750:1.00
4th Fiscal Quarter of Fiscal Year 2009	2.375:1:00

1st Fiscal Quarter of Fiscal Year 2010	2.375:1:00
2nd Fiscal Quarter of Fiscal Year 2010	2.375:1:00
3rd Fiscal Quarter of Fiscal Year 2010	2.375:1:00
4th Fiscal Quarter of Fiscal Year 2010 and each Fiscal Quarter thereafter	2.000:1:00

7.7	Restriction on Fundamental Changes; Asset Sales.

Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary of Company, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)  any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person;

(ii)  Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales;

(iii)  Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iv)  Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $50,000,000 during any Fiscal Year (less the aggregate amount of the Net Asset Sale Proceeds thereof in respect of which Company has delivered an Officer’s Certificate pursuant to subsection 2.4B(iii)(a) setting forth its intent to reinvest such Net Asset Sale Proceeds within 365 days of such sale or other disposition); provided that the amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of such amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of sales and other dispositions during such previous Fiscal Year; provided, however, that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) any non-Cash consideration received for such assets shall be consistent with past practice and the ordinary course of business of Company and its Subsidiaries; (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto; and (d) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a) or subsection 2.4D; provided, however, that the restrictions set forth in clauses (a), (b) and (c) above shall not apply if, at the time Company or such Subsidiary  makes such Asset Sale and after giving pro forma effect thereto, the Company Debt Rating shall be at least Ba1 from Moody’s and at least BB+ from S&P;

(v)  in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vi)  Company and its Subsidiaries may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of any such Subsidiary if required by applicable law;

(vii)  the Acquisition and the Merger may occur in accordance with the terms and conditions of the Merger Agreement;

(viii)  any Person may be merged with or into any Subsidiary of Company if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 7.3; provided that if a Subsidiary of Company is not the surviving or continuing Person, the surviving Person becomes a Subsidiary of Company and complies with the provisions of subsection 6.7 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(ix)  licenses or sublicenses by Company and its Subsidiaries of software, trademarks, patents and other intellectual property in the ordinary course of business and which do not materially interfere with the business of Company or any of its Subsidiaries;

(x)  transfers of condemned property to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement;

(xi)  Company and its Subsidiaries may sell or otherwise dispose of Cash Equivalents permitted to be made or owned pursuant to subsection 7.3(i);

(xii)  Company and its Subsidiaries may discontinue any operation (including the dissolution of any of its Subsidiaries) in accordance with subsection 6.2;

(xiii)  Company and its Subsidiaries may sell and leaseback any property within 180 days of the acquisition of such property;

(xiv)  any Subsidiary (other than a Subsidiary Guarantor or a Dormant Subsidiary) may transfer assets to any other Subsidiary (other than a Subsidiary Guarantor or a Dormant Subsidiary); and

(xv)  any Foreign Subsidiary of Company may be merged with or into any other Foreign Subsidiary of Company.

7.8	Transactions with Affiliates.

Except as described on Schedule 7.8 of the Company Disclosure Letter, Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Company on terms that are less favorable to Company or such Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (ii) the payment of reasonable fees and compensation to officers and directors of Company or any of its Subsidiaries and reasonable indemnification arrangements entered into by Company or any of its Subsidiaries, including any issuance of Securities, or other payments, awards or grants in cash, Securities or otherwise pursuant to, or the funding of, employment arrangements, employee stock options and employee stock ownership plans approved by the Governing Body of Company, (iii) existing related party transactions described in Company’s Annual Report on Form 10-K for the 2006 Fiscal Year or in Company’s Definitive Proxy for its 2006 Annual Meeting of Stockholders, (iv) existing related party transactions described in WGII’s Annual Report on Form 10-K for the 2006 Fiscal Year or in WGII’s Definitive Proxy for its 2007 Annual Meeting of Stockholders, (v) any Restricted Junior Payment permitted pursuant to subsection 7.5, (vi) transactions (a) approved by a majority of the disinterested members of the Governing Body of Company or (b) for which Company or any Subsidiary shall deliver to Administrative Agent a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to Company or such Subsidiary from a financial point of view,

(vii) any payments or other transaction pursuant to any tax sharing agreement between Company and any other Person with which Company files a consolidated tax  return or with which Company is part of a consolidated group for tax purposes, and (viii) Investments permitted pursuant to subsection 7.3.

7.9	Conduct of Business.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar line of business (or any related, ancillary or complementary business, including business services) and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.10	Fiscal Year.

Company shall not change any Fiscal Year-end from the 52-53 week period ending on the Friday nearest December 31.

7.11	Compliance with ERISA.

Company shall not cause or permit to occur, and shall not permit any of its Subsidiaries or ERISA Affiliates to cause or permit to occur, ERISA Events that could reasonably be expected to result in a Material Adverse Effect in the aggregate.

7.12	Amendments or Waivers of Certain Agreements.

Neither Company nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, any Related Agreement after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.

Section 8.  EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1	Failure to Make Payments When Due.

Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2	Default in Other Agreements.

(i)  Failure of Company or any Material Domestic Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $50,000,000 or more or with an aggregate principal amount of $50,000,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii)  breach or default by Company or any Material Domestic Subsidiary with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations with payment obligations thereunder in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3	Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in subsection 2.5, 6.1(i) (with respect to any condition or event that constitutes an Event of Default), 6.2 or Section 7 of this Agreement; or

8.4	Breach of Warranty.

Any representation, warranty, certification or other statement made by Company or any Material Domestic Subsidiary in any Loan Document or in any statement or certificate at any time given by Company or any Material Domestic Subsidiary in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5	Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) a Responsible Officer of Company becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)  A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any Material Domestic Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)  an involuntary case shall be commenced against Company or any Material Domestic Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any Material Domestic Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any Material Domestic Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any Material Domestic Subsidiary, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)  Company or any Material Domestic Subsidiary shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any Material Domestic Subsidiary shall make any assignment for the benefit of creditors; or

(ii)  Company or any Material Domestic Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Company or any Material Domestic Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8	Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $50,000,000 or (ii) in the aggregate at any time an amount in excess of $50,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Material Domestic Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9	Dissolution.

Any order, judgment or decree shall be entered against Company or any of its Material Domestic Subsidiaries decreeing the dissolution or split up of Company or that Material Domestic Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10	ERISA.

There shall occur an ERISA Event and the amount of all liabilities and deficiencies resulting therefrom imposed, or which could reasonably be expected to be imposed, directly on Company or any of its Subsidiaries, whether or not assessed, when taken together with all other ERISA Events exceeds $50,000,000 in the aggregate; or

8.11	Change in Control.

A Change in Control shall have occurred; or

8.12	Failure to Consummate Acquisition or Merger.

The Acquisition or the Merger shall not be consummated in accordance with this Agreement and the applicable Related Agreements concurrently with the making of the initial Loans, or the Acquisition or the Merger shall be unwound, reversed or otherwise rescinded in whole or in part for any reason; or

8.13	Invalidity of Loan Documents; Guaranty; Failure of Security; Repudiation of Obligations.

(i)  At any time after the execution and delivery thereof, (a) any Loan Document (other than the Collateral Documents) or any provision thereof for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or (b) any Loan Party shall contest the validity or enforceability of any Loan Document (other than the Collateral Documents) or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document (other than the Collateral Documents) or any provision thereof to which it is a party; or

(ii)  (a) any Collateral Document or any provision thereof for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (b) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any material part of the Collateral purported to be covered by the Collateral Documents, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (c) any Loan Party shall contest the validity or enforceability of any Collateral Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Collateral Document or any provision thereof to which it is a party;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7 with respect to Company or any Material Domestic Subsidiary, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan and the obligation of the Issuing Lenders to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan and the obligation of the Issuing Lenders to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iv).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Pledge Agreement and shall be applied as therein provided.

Section 9.  ADMINISTRATIVE AGENT

9.1	Appointment.

A.  Appointment of Administrative Agent.  Wells Fargo is hereby appointed Administrative Agent hereunder and under the other Loan Documents.  Each Lender (including any Lender in its capacity as a counterparty to a Hedge Agreement with Company or one of it Subsidiaries) hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  Wells Fargo agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have  rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact appointed by Administrative Agent in its sole discretion.  Administrative Agent and any such sub-agent may perform any and all of the duties of Administrative Agent and exercise the rights and powers of Administrative Agent by or through their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (“Related Parties”).  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.

Administrative Agent hereby appoints Morgan Stanley as its agent for purposes of making all Loans to be made on the Closing Date and exercising the consent rights of Administrative Agent to any assignment pursuant to subsection 10.1 during the Primary Syndication.

B.  Appointment of Supplemental Collateral Agents.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

9.2	Powers and Duties; General Immunity.

A.  Powers; Duties Specified.  Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B.  No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.  Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Revolving Letter of Credit Usage or the component amounts thereof.

C.  Exculpatory Provisions.  No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct.  An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D.  Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3	Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4	Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or any other Persons in exercising the powers, rights and remedies of an Agent or performing the duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as an Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting from such Agent’s gross negligence or willful misconduct.  If any indemnity furnished to an Agent or other Persons for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5	Resignation of Agents; Successor Administrative Agent and Swing Line Lenders.

A.  Resignation; Successor Administrative Agent.  Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company.  Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, and if no Event of Default has occurred and is continuing, in consultation with Company, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent.  If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, and if no Event of Default has occurred and is continuing, in consultation with Company, appoint a successor Administrative Agent.  If Administrative Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above).  After any retiring Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

B.  Resignation; Successor Swing Line Lenders.  Any Swing Line Lender may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company.  Upon any such notice of resignation by such Swing Line Lender, Company shall have the right, upon five Business Days’ notice to Lenders, to appoint a successor Swing Line Lender.  If no such successor shall have been so appointed by Company and shall have accepted such appointment within 30 days after the retiring Swing Line Lender gives notice of its resignation, such resignation shall nonetheless become effective in accordance with such Swing Line Lender’s notice and (i) the retiring Swing Line Lender shall be discharged from its duties and obligations hereunder and (ii) if there is no other Swing Line Lender remaining under this Agreement, no Swing Line Loans may be made until such time as Company appoints a successor Swing Line Lender in accordance with this subsection 9.5B.  Upon the acceptance of any appointment as a Swing Line Lender hereunder, that successor Swing Line Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Swing Line Lender and the retiring Swing Line Lender shall be discharged from its duties and obligations under this Agreement.

9.6	Collateral Documents, Guaranties and Surety Acknowledgment.

Each Lender (which term shall include, for purposes of this subsection 9.6, any Swap Counterparty) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party, to be the agent for and representative of Lenders under the Subsidiary Guaranty and to enter into the Surety Acknowledgment or any similar arrangement with another surety, and each Lender agrees to be bound by the terms of each Collateral Document, the Subsidiary Guaranty, the Surety Acknowledgment and any similar arrangement with another surety; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); providedfurther, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereunder or to which Requisite Lenders have otherwise consented (other than a sale or other disposition to an  Affiliate of Company), (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if (i) all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (ii) Company provides written notice to Administrative Agent that such Subsidiary Guarantor is no longer a Material Domestic Subsidiary or a Domestic Subsidiary required to execute the Subsidiary Guaranty, (c) release the Liens encumbering the Collateral in accordance with subsection 10.14B, or (d) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted pursuant to subsections 7.2A(iii), (iv), (vii) and (viii); provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.14A are satisfied.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised primarily by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

9.7	Duties of Other Agents.

Syndication Agent, each of the Co-Documentation Agents and each of the Co-Agents shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i)  to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii)  to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.  MISCELLANEOUS

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A.  General.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1).  Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void).  No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation.  Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iv) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of any Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Swing Line Lender to the extent contemplated by subsection 9.5.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.  In addition, no sale, assignment, transfer or participation of any Loan or Commitment by any Lender shall, without consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state.

B.  Assignments.

(i)  Amounts and Terms of Assignments.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure, Tranche A Term Loan Exposure, Tranche B Term Loan Exposure or Tranche C Term Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $2,000,000 with respect to the Revolving Loan Exposure or Tranche A Term Loan Exposure or $1,000,000 with respect to the Tranche B Term Loan Exposure or the Tranche C Term Loan Exposure (in each case aggregating concurrent assignments by or to two or more Affiliated Funds for purposes of determining such minimum amount), unless each of Administrative Agent and, with respect to the Revolving Loan Exposure only and so long as no Event of Default has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that no consent of Company shall be required in connection with the Primary Syndication, (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loans and Revolving Letter of Credit participations shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Revolving Letter of Credit participations, (c) the parties to each assignment shall (A) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent or (B) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor or a Lender, in which case no fee shall be required, and provided that only one such processing and recordation fee shall be required in connection with concurrent assignments by or to two or more Affiliated Funds), at Administrative Agent’s discretion, and the Eligible Assignee, if it shall not already be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including an administrative questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv) and with respect to information requested under the Patriot Act, and (d) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, each of (1) Administrative Agent, (2) with respect to assignments of Revolving Loans and Revolving Loan Commitments, each Issuing Lender and each Swing Line Lender and (3) with respect to the Revolving Loan Exposure only and if no Event of Default has occurred and is continuing, Company, shall have consented thereto (which consents shall not be unreasonably withheld or delayed); provided, however, that no consent of Company shall be required in connection with the Primary Syndication.

                      Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and shall be deemed to have made all of the agreements of a Lender contained in the Loan Documents arising out of or otherwise related to such rights and obligations and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder).  The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit V, Exhibit VI, Exhibit VII, or Exhibit VIII annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans and/or outstanding Tranche A Term Loans, Tranche B Term Loans or Tranche C Term Loans, as the case may be, of the assignee and/or the assigning Lender.  Other than as provided in subsection 2.1A(iv) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii)  Acceptance by Administrative Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), and (b) record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (ii).

(iii)  Deemed Consent by Company.  If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent  or the electronic settlement system used in connection with any such assignment) unless such consent is expressly refused by Company prior to such fifth Business Day.

(iv)  Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary contained in this subsection 10.1B(iv), any SPC may (i) with notice to, but without the prior written consent of, Company and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This subsection 10.1B(iv) may not be amended without the written consent of the SPC.  Each Granting Lender shall, acting for this purpose as an agent of Company, maintain at one of its offices a register substantially similar to the Register for the recordation of the names and addresses of its assignees and the amount and terms of its assignments pursuant to this subsection 10.1(B)(iv) and no such assignment shall be effective until and unless it is recorded in such register.

C.  Participations.  Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation.  Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided that such Participant agrees to be subject to subsection 10.5 as though it were a Lender.  A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent.  No Participant shall be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Company, to comply with subsection 2.7B(iv) as though it were a Lender.

D.  Pledges and Assignments.  Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.  Information.  Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F.  Agreements of Lenders.  Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party thereto pursuant to an Assignment Agreement shall be deemed to agree (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).  Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to represent that such Assignment Agreement constitutes a legal, valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

10.2	Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all actual and reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Company required hereunder and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents; (iii) all reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions required hereunder; (v) all actual costs and reasonable expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vi) all actual costs and reasonable expenses incurred by Administrative Agent in connection with the syndication of the Commitments; (vii) all actual costs and reasonable expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and

(viii) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3	Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents and Lenders (including Issuing Lenders), and the officers, directors, trustees, employees, agents, advisors, attorneys and Affiliates of Agents and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence, willful misconduct or breach of a contractual undertaking of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees (including allocated costs of internal counsel) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of  Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty)),

(ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

Promptly after receipt by an Indemnitee of notice of the commencement of any action, such Indemnitee shall use reasonable efforts to notify Company of the commencement of such action.

10.4	Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5	Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsections 10.1B and 10.1C.  Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6	Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the written consent of:

(a)  each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan (including by extension of the Term Loan Commitments), or postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan, (3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Revolving Letters of Credit pursuant to subsection 3.2 following an Event of Default), (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (6) extend the expiration date of any Revolving Letter of Credit beyond the Revolving Loan Commitment Termination Date, (7) extend the Revolving Loan Commitment Termination Date, or (8) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Revolving Letters of Credit;

(b)  each Lender, (1) change in any manner the definition of “Class” or the definition of “Pro Rata Share” or the definition of “Requisite Class Lenders” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Term Loan Commitments pursuant to subsection 2.1A(v) or approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents, (5) change in any manner or waive the provisions contained in subsection 2.4D, subsection 8.1, subsection 10.5 or this subsection 10.6, or (6) change in any manner the provisions in subsections 2.1C and 2.4C(iii) relating to the apportionment of payments and disbursements by and to Lenders in accordance with their Pro Rata Shares;

(c)  each Swap Counterparty, change the provisions contained in subsection 2.4D in a manner adverse to any Swap Counterparty with outstanding obligations under any Hedge Agreement between a Loan Party and such Swap Counterparty.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of subsection 2.1A(iv) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of all Swing Line Lenders, (iii) of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (iv) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, (v) of subsection 2.4 that has the effect of changing any voluntary or mandatory prepayments, or Commitment reductions applicable to a Class in a manner that disproportionately disadvantages such Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of such affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any interim scheduled payment, voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not any other Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage any such other Class for purposes of this clause (v)); and (vi) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender (it being understood and agreed that a waiver of a condition precedent set forth in Section 4 or of any Potential Event of Default or Event of Default is not considered an increase or extension in Commitments of any Lender); and (vii) that increases the maximum amount of Letters of Credit shall be effective without the consent of Revolving Lenders constituting Requisite Class Lenders.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8	Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, any Swing Line Lender and any Issuing Lender shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.  Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1.  Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document that is intended to have binding effect may be sent by electronic mail.

The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders.  Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

Notwithstanding the foregoing, Company agrees that Administrative Agent may make any material delivered by Company to Administrative Agent, as well as any amendments, waivers, consents and other written information, documents, instruments and other materials relating to Company, any of their respective Subsidiaries, or any other materials or matters relating to the Loan Documents or any of the transactions contemplated hereby that Administrative Agent is required or authorized pursuant to the terms hereof or of any Loan Document to provide to Lenders (collectively, the “Communications”) available to Lenders by posting such notices on a Platform; provided, however, that any Communications that Company deems to contain material non-public information and are identified in writing to Administrative Agent as such may also be designated in writing by Company as unauthorized for posting on a Platform and Administrative Agent will not so post such Communications.  Company acknowledges that (a) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (b) a Platform is provided “as is” and “as available” and (c) neither Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on a Platform.  Administrative Agent and its Affiliates expressly disclaim with respect to a Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on such Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with such Platform.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Administrative Agent or any of its Affiliates in connection with any Platform.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that any Communication has been posted to a Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.  Each Lender agrees (1) to notify, on or before the date such Lender becomes a party to this Agreement, Administrative Agent in writing of such Lender’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender) and (2) that any notice may be sent to such e-mail address.

10.9	Survival of Representations, Warranties and Agreements.

A.  All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the  Letters of Credit hereunder.

B.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11	Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations.  To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12	Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, (i) Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) and (ii) except as expressly set forth in this Agreement, each Agent and Lender shall not assert, and hereby waives, any claim against Company, any of its Subsidiaries and their respective officers, directors, employees, agents and Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages), in each case arising out of, in connection with or as a result of this Agreement (including subsection 2.1C), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14	Release of Security Interest or Guaranty.

A.  Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) pursuant to a sale or other dispositions that is permitted hereunder or to which Requisite Lenders have otherwise consented or in the event Company provides written notice to Administrative Agent that any Subsidiary Guarantor is no longer a Material Domestic Subsidiary or a Domestic Subsidiary required to execute the Subsidiary Guaranty, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof or (ii) stating that such Subsidiary Guarantor is no longer a Material Domestic Subsidiary or a Domestic Subsidiary required to execute the Subsidiary Guaranty.  Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct, execute and deliver such releases of its security interest in such Capital Stock or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

B.  In the event that, at any time, the Company Debt Rating is higher than Ba2 from Moody’s and higher than BB from S&P, Administrative Agent shall, at Company’s expense, execute and deliver such releases of its security interest in all Collateral, other than the Pledged Collateral in respect of any Capital Stock of any Subsidiary Guarantor, as may be reasonably requested by such Loan Party.  Notwithstanding any such release, Company shall comply with the provisions of subsection 6.7 with respect to any Collateral Pledge Period that occurs following such release.

10.15	Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16	Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17	Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)           ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)           WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)           AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV)           AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)           AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)           AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18	Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.19	Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Company in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the written consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company, so long as Administrative Agent or such Lender had no knowledge that such other source provided such information in violation of any confidentiality agreement with Company or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and providedfurther, that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.  In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense.

Agents and Lenders acknowledge that Company and its Subsidiaries perform classified contracts funded by or for the benefit of the United States Government and, accordingly, neither Company nor any Subsidiary will be obligated to release, disclose or otherwise make available any classified or special nuclear material to any parties not in possession of a valid security clearance and authorized by the appropriate agency of the United States Government to receive such material.  Agents and Lenders agree that in connection with any exercise of a right or remedy the United States Government may remove classified information or government-issued property prior to any remedial action implicating such classified information or government-issued property.  Upon notice from Company, Agents and Lenders shall take such steps in accordance with this Agreement as may reasonably be requested by Company to enable Company or any Subsidiary thereof to comply with the Foreign Ownership Control or Influence requirements of the United States Government imposed from time to time.

10.20	Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.21	USA Patriot Act.

Each Lender hereby notifies Company that pursuant to the requirements of the  Patriot Act , it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

URS CORPORATION

By:	/s/ H. Thomas Hicks
Name: H. Thomas Hicks
Title: Vice President and Chief Financial Officer

Notice Address:
600 Montgomery Street
26th Floor
San Francisco, CA 94111-2728

S-1

 LENDERS:
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint-Lead Arranger and Syndication Agent

/s/Jaap Tonckens
Name: Jaap Tonckens
Title:    Vice President

Notice Address:
New York, New York 10043

Payment Instructions:

ABA #  021 000 089
For Acct: Morgan Stanley Senior Funding, Inc.,
Ref:  URS Account #

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Individually and as Joint-Lead Arranger and Administrative Agent

/s/ Abraham B Muntz
Name: Abraham B Muntz
Title: Executive Vice President

Notice Address: 201 Third St, 8th Floor
San Francisco, CA 94103

Attention:

Telefacsimile:

Payment Instructions:

WELLS FARGO BANK,
NATIONAL ASSOCIATION
San Francisco, CA
ABA #1210-00248
For Acct.:
Ref:  URS Corporation

Morgan Stanley Bank, as Lender
/s/ Jaap Tonckens
Name: Jaap Tonckens
Title: Vice President

Bank of America, N.A., as Lender
/s/ Robert W. Troutman
Name: Robert W. Troutman
Title: Managing Director

The Royal Bank of Scotland, plc., as a Lender
/s/ L. Peter Yetman
Name: L. Peter Yetman
Title: Senior Vice President

BNP Paribas, as a Lender
/s/ Katherine Wolfe
Name: Katherine Wolfe
Title: Managing Director

/s/ Sandy Bertram
Name: Sandy Bertram
Title: Vice President

HSBC Bank USA, N.A., as a Lender
/s/ David C. Hants
Name: David C. Hants
Title: Senior Vice President and Commercial Executive

LaSalle Bank, National Association, as a Lender
/s/ George Linhart
Name: George Linhart
Title: Senior Vice President

Commerzbank A.G., New York and Grand Cayman Branches, as a Lender
/s/ Yangling J. Si
Name: Yangling J. Si
Title: Vice President

/s/ Mathew Havens
Name: Mathew Havens
Title: Assistant Treasurer

Wachovia Bank, N.A., as a Lender,
/s/ Sonja Sevcik
Name: Sonja Sevcik
Title: Vice President

Fortis Capital Corp., as a Lender,
/s/ Timothy Streb
Name: Timothy Streb
Title: Managing Director

/s/ Justin Mauch
Name: Justin Mauch
Title: Assistant Vice President

Mizuho Corporate Bank, as a Lender
/s/ Bertram H. Tang
Name: Bertram H. Tang
Title: Authorized Signer

Union Bank of California, N.A., as a Lender
/s/ David M. Jackson
Name: David M. Jackson
Title: Vice President

Sumitomo Mitsui Banking Corp., as a Lender,
/s/ Yoshihiro Hyakutome
Name: Yoshihiro Hyakutome
Title: General Manager

The Bank of Nova Scotia, as a Lender,
/s/ John Quick
Name: John Quick
Title: Managing Director

SCOTIABANC Inc., as a Lender
/s/ J.F. Todd
Name: J.F. Todd
Title: Managing Director

U.S. Bank National Association, as a Lender,
/s/ Conan Schleicher
Name: Conan Schleicher
Title: Vice President

BARCLAYS BANK PLC, as a Lender
/s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Associate Director

Citibank N.A., as a Lender
/s/ Thomas Faherty
Name: Thomas Faherty
Title: Vice President

Taipei Fubon Commercial Bank, L.T.D., as a Lender,
/s/ Robin Wu
Name: Robin Wu
Title: AVP/General Manager

Mega International Commercial Bank Co., Ltd., New York Branch, as a Lender,
/s/ Tseng–Pei Hsu
Name: Tseng–Pei Hsu
Title: VP and DGM

MB Financial Bank, N.A., as Lender,
/s/ Henry Vessel
Name: Henry Vessel
Title: Vice President

First Bank, as a Lender
/s/ R. Michael Law
Name: R. Michael Law
Title: Senior Vice President

Allied Irish Bank, Plc., as a Lender
/s/ Jean Pierre Knight
Name: Jean Pierre Knight
Title: Vice President

/s/ Mia Bolin
Name: Mia Bolin
Title: Assistant Vice President

United Overseas Bank Limited, New York Agency, as a Lender,
/s/ George Lim
Name: George Lim
Title: SVP and GM

/s/ Mario Sheng
Name: Mario Sheng
Title: AVP

State Bank of India, as a Lender
/s/ Ashok Wanchoo
Name: Ashok Wanchoo
Title: Vice President and Head (of Credit) New York Branch

North Fork Business Capital Corporation, as a Lender,
/s/ Ron Walker
Name: Ron Walker
Title: VP

Abu Dhabi International Bank, Inc., as a Lender,
/s/ David J. Young
Name: David J. Young
Title: Vice President

/s/ Nagy S. Kolta
By: Nagy S. Kolta
Title: Executive Vice President

General Electric Capital Corp., as a Lender
/s/ Rebecca A. Ford
Name: Rebecca A. Ford
Title: Duly Authorized Signatory

Caterpillar Financial Services Corp., as a Lender,
/s/ Christopher C Patterson
By: Christopher C Patterson
Title: Global Operations Manager, Capital Markets

Manufacturers and Traders Trust Co., as a Lender,
/s/ Frank V. Lago
Name: Frank V. Lago
Title: Administrative Vice President

Australia and New Zealand Banking Group Limited, as a Lender,
/s/ John W. Wade
Name: John W. Wade
Title: Director

KBC Bank, N.V., as a Lender
/s/ William Cavanaugh
Name: William Cavanaugh
Title: Vice President

/s/ Thomas G. Jackson
Name: Thomas G. Jackson
Title: First Vice President

Westpac Banking Corporation, as a Lender
/s/ Henrik Jensen
Name: Henrik Jensen
Title: Vice President, Corporate

Bayerische Landesbank, N.Y. Branch, as a Lender
/s/ Michael Hintz
Name: Michael Hintz
Title: Vice President

/s/ Nikolai von Mengden
Name: Nikolai von Mengden
Title: Senior Vice President

Raymond James Bank, FSB, as a Lender
/s/ Joseph A. Ciccolini
Name: Joseph A. Ciccolini
Title: Vice President - Senior Corporate Banker

National City Bank, as a Lender
/s/ Pamela K. Maloney
Name: Pamela K. Maloney
Title: Vice President

BMO Capital Markets Financing Inc., as a Lender
/s/ David Mistic
Name: David Mistic
Title: Vice President

Fifth Third Bank, as a Lender
/s/ Gary S. Lesey
Name: Gary S. Lesey
Title: Vice President

Sun Trust Bank, as a Lender
/s/ Baerbel Freudenthaler
Name: Baerbel Freudenthaler
Title: Vice President

        EXECUTION VERSION

CREDIT AGREEMENT

DATED AS OF NOVEMBER 15, 2007

AMONG

URS CORPORATION,
as Borrower,

THE LENDERS LISTED HEREIN,
as Lenders,

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint-Lead Arranger, Syndication Agent and Sub-Agent of Administrative Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint-Lead Arranger and Administrative Agent

and

BANK OF AMERICA, N.A.
BNP PARIBAS
and
THE ROYAL BANK OF SCOTLAND plc,
as Co-Documentation Agents

        TABLE OF CONTENTS

SECTION 1.DEFINITIONS

1.1	Certain Defined Terms	2
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	34
1.3	Other Definitional Provisions and Rules of Construction	35

SECTION 2.AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Making of Loans; the Register; Optional Notes	35
2.2	Interest on the Loans	47
2.3	Fees	53
2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty	54
2.5	Use of Proceeds	64
2.6	Special Provisions Governing Eurodollar Rate Loans	65
2.7	Increased Costs; Taxes; Capital Adequacy	67
2.8	Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate	73
2.9	Replacement of a Lender	74

SECTION 3.LETTERS OF CREDIT

3.1	Issuance of Revolving Letters of Credit and Lenders’ Purchase of Participations Therein	75
3.2	Revolving Letter of Credit Fees	78
3.3	Drawings and Reimbursement of Amounts Paid Under Revolving Letters of Credit	79
3.4	Obligations Absolute	82
3.5	Nature of Issuing Lenders’ Duties	83
3.6	Additional Letter of Credit Facilities	84

SECTION 4.CONDITIONS TO LOANS AND LETTERS OF CREDIT

4.1	Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans	85
4.2	Conditions to All Loans	90
4.3	Conditions to Revolving Letters of Credit	91

SECTION 5.COMPANY’S REPRESENTATIONS AND WARRANTIES

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	92
5.2	Authorization of Borrowing, etc	92
5.3	Financial Condition	93
5.4	No Material Adverse Change	93
5.5	Title to Properties; Liens; Real Property; Intellectual Property	94
5.6	Litigation; Adverse Facts	95
5.7	Payment of Taxes	95
5.8	Governmental Regulation	95
5.9	Securities Activities	95
5.10	ERISA	96
5.11	Environmental Protection	96
5.12	Employee Matters	96
5.13	Solvency	97
5.14	Matters Relating to Collateral	97
5.15	Disclosure	98
5.16	Foreign Assets Control Regulations, etc	98
5.17	Related Agreements	98
5.18	Certain Fees	99

SECTION 6.COMPANY’S AFFIRMATIVE COVENANTS

6.1	Financial Statements and Other Reports	99
6.2	Corporate Existence, etc	104
6.3	Payment of Taxes and Claims; Tax Consolidation	105
6.4	Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds	105
6.5	Inspection Rights; Lender Meeting	108
6.6	Compliance with Laws, etc	108
6.7	Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain Additional Subsidiaries; Matters Relating to Real Property Collateral	109
6.8	Interest Rate Protection	114
6.9	Ratings	114
6.10	Post Closing Matters	114

SECTION 7.COMPANY’S NEGATIVE COVENANTS

7.1	Indebtedness	116
7.2	Liens and Related Matters	120
7.3	Investments; Acquisitions	123
7.4	Contingent Obligations	125
7.5	Restricted Junior Payments; Payments on Certain Other Indebtedness	127
7.6	Financial Covenants	128
7.7	Restriction on Fundamental Changes; Asset Sales	129
7.8	Transactions with Affiliates	131
7.9	Conduct of Business	132
7.10	Fiscal Year	132
7.11	Compliance with ERISA	132
7.12	Amendments or Waivers of Certain Agreements	132

SECTION 8.EVENTS OF DEFAULT

8.1	Failure to Make Payments When Due	132
8.2	Default in Other Agreements	132
8.3	Breach of Certain Covenants	133
8.4	Breach of Warranty	133
8.5	Other Defaults Under Loan Documents	133
8.6	Involuntary Bankruptcy; Appointment of Receiver, etc 134
8.7	Voluntary Bankruptcy; Appointment of Receiver, etc	134
8.8	Judgments and Attachments	135
8.9	Dissolution	135
8.10	ERISA	135
8.11	Change in Control	135
8.12	Failure to Consummate Acquisition or Merger	135
8.13	Invalidity of Loan Documents; Guaranty; Failure of Security; Repudiation of Obligations	136

SECTION 9.ADMINISTRATIVE AGENT

9.1	Appointment	137
9.2	Powers and Duties; General Immunity	139
9.3	Representations and Warranties; No Responsibility For Appraisal of Creditworthiness	141
9.4	Right to Indemnity	141
9.5	Resignation of Agents; Successor Administrative Agent and Swing Line Lenders	142
9.6	Collateral Documents, Guaranties and Surety Acknowledgment	143
9.7	Duties of Other Agents	144
9.8	Administrative Agent May File Proofs of Claim	144

SECTION 10.MISCELLANEOUS

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit	145
10.2	Expenses	150
10.3	Indemnity	151
10.4	Set-Off	152
10.5	Ratable Sharing	153
10.6	Amendments and Waivers	154
10.7	Independence of Covenants	155
10.8	Notices; Effectiveness of Signatures	156
10.9	Survival of Representations, Warranties and Agreements	157
10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	158
10.11	Marshalling; Payments Set Aside	158
10.12	Severability	158
10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	158
10.14	Release of Security Interest or Guaranty	159
10.15	Applicable Law	160
10.16	Construction of Agreement; Nature of Relationship	160
10.17	Consent to Jurisdiction and Service of Process	160
10.18	Waiver of Jury Trial	161
10.19	Confidentiality	162
10.20	Counterparts; Effectiveness	163
10.21	USA Patriot Act	163

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	FORM OF REQUEST FOR REVOLVING LETTER OF CREDIT ISSUANCE
IV	FORM OF NOTICE OF PREPAYMENT
V	FORM OF REVOLVING NOTE
VI	FORM OF TRANCHE A TERM NOTE
VII	FORM OF TRANCHE B TERM NOTE
VIII	FORM OF TRANCHE C TERM NOTE
IX	FORM OF SWING LINE NOTE
X	FORM OF COMPLIANCE CERTIFICATE
XI	FORM OF OPINION OF COMPANY COUNSEL
XII	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
XIII	FORM OF PLEDGE AGREEMENT
XIV	FORM OF SUBSIDIARY GUARANTY
XV	FORM OF SECURITY AGREEMENT
XVI	FORM OF SURETY ACKNOWLEDGMENT

SCHEDULES

1.1                      DORMANT SUBSIDIARIES
1.2                      EXISTING LETTERS OF CREDIT
4.1C                      CORPORATE AND CAPITAL STRUCTURE
5.1A                                ORGANIZATION AND POWERS
5.1D                                SUBSIDIARIES
5.5B                      REAL PROPERTY
5.5C                      INTELLECTUAL PROPERTY
5.6                      LITIGATION; ADVERSE FACTS
5.11                      ENVIRONMENTAL MATTERS
6.10                      POST CLOSING MATTERS
7.1                      INDEBTEDNESS
7.2                      EXISTING LIENS
7.3                      INVESTMENTS; ACQUISITIONS
7.4                      CONTINGENT OBLIGATIONS
7.8                      TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES